Exhibit 10

EXECUTION VERSION

$825,000,000
CREDIT AGREEMENT

dated as of
November 29, 2018
among

Consolidated Edison, Inc.,
as Borrower,

The Lenders Party Hereto

and

Citibank, N.A.,
as Administrative Agent
and
as Sole Lead Arranger and Sole Bookrunner

TABLE OF CONTENTS
Page
Article 1
Definitions

Section 1.01 .	Definitions	1
Section 1.02 .	Accounting Terms and Determinations	20
Section 1.03 .	Types of Borrowings	20
Section 1.04 .	Division of LLCs	20

Article 2
The Credits

Article 3
Conditions

Section 3.01 .	Conditions to the Effective Date	31
Section 3.02 .	Conditions to the Closing Date	32
Section 3.03 .	Availability	34

Article 4
Representations and Warranties

Section 4.01 .	Corporate Existence and Power	35

i

Article 5
Covenants

Article 6
Defaults

Section 6.01 .	Events of Default	45
Section 6.02 .	Notice of Default	47

Article 7
The Agents

Section 7.09 .	Administrative Agent’s Fee	51
Section 7.10 .	Delegation of Duties	51
Section 7.11 .	Certain ERISA Matters.	51

Article 8
Change in Circumstances

Article 9
Miscellaneous

Schedule 1:	Commitment Schedule
Schedule 2:	Pricing Schedule

EXHIBIT A	Note
EXHIBIT B	Effective Date Opinion of General Counsel of the Borrower or a legal Vice President of Consolidated Edison Company of New York, Inc.
EXHIBIT C-1	U.S. Tax Compliance Certificate for Foreign Lenders That Are Not Partnerships
EXHIBIT C-2	U.S. Tax Compliance Certificate for Foreign Participants That Are Not Partnerships

EXHIBIT C-3	U.S. Tax Compliance Certificate for Foreign Participants That Are Partnerships
EXHIBIT C-4	U.S. Tax Compliance Certificate for Foreign Lenders That Are Partnerships
EXHIBIT D	Assignment and Assumption Agreement
EXHIBIT E	Solvency Certificate

CREDIT AGREEMENT
AGREEMENT dated as of November 29, 2018 among CONSOLIDATED EDISON, INC., as the Borrower, the LENDERS party hereto and CITIBANK, N.A., as Administrative Agent.
The parties hereto agree as follows:

ARTICLE 1
Definitions

Section 1.01. Definitions. The following terms, as used herein, have the following meanings:

“Acquisition” means the acquisition by CED Southwest Holdings, Inc., a New York corporation (the “Buyer”) of all of the outstanding equity interests of Sempra Solar Holdings, LLC, a Delaware limited liability company (the “Target”) pursuant to the Acquisition Agreement.
“Acquisition Agreement” means that certain Purchase and Sale Agreement (including the exhibits and schedules thereto) dated as of September 20, 2018 between Buyer and Sempra Solar Portfolio Holdings, LLC.
“Acquisition Representations” means the representations and warranties made by or with respect to the Target in the Acquisition Agreement (but only to the extent that the breach of such representations and warranties would permit the Borrower or its applicable Subsidiary to terminate its obligations under the Acquisition Agreement or to decline to close the Acquisition as a result of the breach of such representations and warranties in the Acquisition Agreement).
“Administrative Agent” means Citibank, N.A., in its capacity as administrative agent for the Lenders hereunder, and its successors in such capacity.
“Administrative Questionnaire” means, with respect to each Lender, an administrative questionnaire in the form prepared by the Administrative Agent, completed by such Lender and returned to the Administrative Agent (with a copy to the Borrower).
“Affiliate” means, (i) any Person that directly, or indirectly through one or more intermediaries, controls the Borrower (a “Controlling Person”) or (ii) any Person (other than the Borrower or a Subsidiary of the Borrower) which is controlled by or is under common control with a Controlling Person. As used herein, the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agency Fee Letter” means that certain agency fee letter dated as of the date hereof by and between the Borrower and the Administrative Agent.
“Anti-Corruption Laws” shall mean all laws, rules and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries concerning or relating to bribery or anti-corruption.
“Applicable Lending Office” means, with respect to any Lender, (i) in the case of its Base Rate Loans, its Domestic Lending Office and (ii) in the case of its Euro-Dollar Loans, its Euro-Dollar Lending Office.
“Approved Fund” means any Fund that is administered or managed by (i) a Lender, (ii) an affiliate of a Lender or (iii) an entity or an affiliate of an entity that administers or manages a Lender.
“Assignment and Assumption Agreement” has the meaning set forth in Section 9.06(b).
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that (except with respect to a Lender that is subject to a Bail-in Action) a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a governmental authority or instrumentality thereof so long as such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such governmental authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Base Rate” means, for any day, a rate per annum equal to the highest of (i) the Prime Rate for such day, (ii) the sum of ½ of 1% plus the Federal Funds Rate for such day, or (iii) the Euro-Dollar Rate for a one-month Interest Period determined on such day (or if such day is not a Euro-Dollar Business Day, the immediately preceding Euro-Dollar Business Day) plus 1%; provided, that, if the Base Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Base Rate Loan” means a Loan which bears interest at a rate determined on the basis of the Base Rate pursuant to the applicable Notice of Borrowing or Notice of Interest Rate Election or the provisions of Section 2.07(a) or Article 8.
“Base Rate Margin” means the applicable rate per annum for Base Rate Loans determined in accordance with the Pricing Schedule.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Internal Revenue Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code) the assets of any such “employee benefit plan” or “plan”.
“Borrower” means Consolidated Edison, Inc., a New York corporation.
“Borrower Materials” has the meaning specified in Section 5.01.
“Borrower’s 2017 Annual Report” means the Borrower’s Annual Report on Form 10-K for the year ended December 31, 2017, as filed with the SEC pursuant to the Exchange Act.
“Borrowing” has the meaning set forth in Section 1.03.
“Bridge Commitment Letter” means that certain commitment letter, dated as of September 20, 2018, as amended by Amendment No. 1, dated as of September 26, 2018, among Citigroup Global Markets Inc. and the Borrower in respect of a $1,540 million senior unsecured 364-day bridge term loan facility.
“Buyer” has the meaning specified in the definition of Acquisition.
“Change in Law” means the occurrence of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any governmental authority, or (c) the making or issuance of any request, rules, guideline, requirement or directive (whether or not having the force of law) by any governmental authority; provided however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the

United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” after the date hereof regardless of the date enacted, adopted, issued or implemented.
“Change of Control” means if any person or group of persons (within the meaning of Section 13 or 14 of the Exchange Act) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the SEC under said Act) of 40% or more of the outstanding shares of common stock of the Borrower; or, during any period of 12 consecutive calendar months, individuals who either (a) were directors of the Borrower on the first day of such period, (b) were nominated or elected as a director of the Borrower by at least a majority of such directors or (c) are serving as a director of the Borrower pursuant to the Borrower’s emergency by-laws shall cease to constitute a majority of the Borrower’s board of directors.
“Citi” means Citigroup Global Markets Inc., Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc. and/or any of their affiliates as may be appropriate to consummate the transactions contemplated herein.
“Closing Date” means the date on which all the conditions precedent in Section 3.02 are satisfied or waived in accordance with Section 9.05 and the Loans are made to the Borrower pursuant to Section 2.01.
“Commitment” means (i) with respect to each Lender listed on the Commitment Schedule, the amount set forth opposite such Lender’s name on the Commitment Schedule, and (ii) with respect to any Eligible Assignee which becomes a Lender pursuant to Section 9.06(b), the amount of the transferor Lender’s Commitment assigned to it pursuant to Section 9.06(b), in each case as such amount may be changed from time to time pursuant to Section 9.06(b); provided that, if the context so requires, the term “Commitment” means the obligation of a Lender to extend credit up to such amount to the Borrower hereunder.
“Commitment Schedule” means the Commitment Schedule attached hereto as Schedule 1.
“Commitment Termination Date” means the first to occur of (i) the consummation of the Acquisition without using the Loans, (ii) the termination of the Borrower’s or the Buyer’s obligation to consummate the Acquisition pursuant to the Acquisition Agreement, (iii) the date of the termination of the aggregate Commitments pursuant to Sections 2.01, 2.09 or 6.01 and (iv) March 19, 2019, or, if the Termination Date (as defined in the Acquisition Agreement as in effect on September 20, 2018) shall have been extended to a later date as provided in Section 9.1(b) of the Acquisition Agreement (as in effect on September 20, 2018), such later date (but in any event no later than May 18, 2019).

“Consolidated Debt” means, at any date, the Debt (other than Non-recourse Debt) of the Borrower and its Consolidated Subsidiaries, determined on a consolidated basis as of such date.
“Consolidated Subsidiary” means, at any date, any Subsidiary or other entity the accounts of which would be consolidated with those of the Borrower in its consolidated financial statements if such statements were prepared as of such date.
“Consolidated Total Capital” means, at any date, the sum of (x) Consolidated Debt plus (y) consolidated stockholders’ equity of the Borrower and its Consolidated Subsidiaries (including for this purpose any amount attributable to stock which is required to be redeemed or is redeemable at the option of the holder, if certain events or conditions occur or exist or otherwise), in each case determined at such date.
“Credit Exposure” means, with respect to any Lender at any time, (i) the amount of its Commitment (whether used or unused) at such time or (ii) if its Commitment has terminated, the aggregate outstanding principal amount of its Loans at such time.
“Debt” of any Person means, at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee which, as provided in Section 1.02, are capitalized in accordance with GAAP, (v) all non-contingent obligations (and, for purposes of Section 5.09 and the definitions of Material Debt and Material Financial Obligations, all contingent obligations) of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, (vi) all Debt secured by a Lien on any asset of such Person, whether or not such Debt is otherwise an obligation of such Person, and (vii) all Guarantees by such Person of Debt of another Person (each such Guarantee to constitute Debt in an amount equal to the amount of such other Person’s Debt Guaranteed thereby).
“Debt Rating” means, as of any date of determination, the rating as determined by either S&P or Moody’s of the Borrower’s non-credit-enhanced, senior unsecured long-term debt (collectively, the “Debt Ratings”); provided that (a) if the respective Debt Ratings issued by the foregoing rating agencies differ by one level, then the Rating Level for the higher of such Debt Ratings shall apply (with the Debt Rating for Rating Level 1 being the highest and the Debt Rating for Rating Level 6 being the lowest); (b) if there is a split in Debt Ratings of more than one level, then the Rating Level that is one level lower than the Rating Level of the higher Debt Rating shall apply; (c) if the Borrower has only one Debt

Rating, the Rating Level of such Debt Rating shall apply; and (d) if the Borrower does not have any Debt Rating, Rating Level 6 shall apply.
Each change in the Pricing Schedule resulting from a publicly announced change in the Debt Rating shall be effective during the period commencing on the first Domestic Business Day following the date of the public announcement thereof and ending on the date immediately preceding the first Domestic Business Day following the effective date of the next such change.
“Debtor Relief Law” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.
“Default” means, any condition or event which constitutes an Event of Default with respect to the Borrower or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.
“Defaulting Lender” means any Lender that (a) has failed, within two Domestic Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans or (ii) pay over to the Administrative Agent any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or the Administrative Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Domestic Business Days after request by the Administrative Agent, acting in good faith, to provide a confirmation in writing that it will comply with its obligations to fund prospective Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s receipt of such confirmation in form and substance satisfactory to it, or (d) has become, or has a Parent that has become, the subject of a Bankruptcy Event or a Bail-In Action.
“Derivatives Obligations” of any Person means all obligations of such Person in respect of any rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of the foregoing transactions) or any combination of the foregoing transactions.
“Disposition” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
“Domestic Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.
“Domestic Lending Office” means, as to each Lender, its office located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Domestic Lending Office) or such other office as such Lender may hereafter designate as its Domestic Lending Office by notice to the Borrower and the Administrative Agent.
“Duration Fee” has the meaning set forth in Section 2.08(b).
“Duration Fee Payment Date” has the meaning set forth in Section 2.08(b).
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” means the date the Commitments become effective in accordance with Section 3.01.
“Eligible Assignee” means (i) a Lender; (ii) solely after the Closing Date, an affiliate of a Lender; (iii) solely after the Closing Date, an Approved Fund; and (iv) any other Person (other than the Borrower or any Affiliate or Subsidiary of the Borrower, a Defaulting Lender or any Affiliate or Subsidiary of a Defaulting Lender or a natural Person) approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed) and (A) on or before the Closing Date, unless an Event of Default under clauses (a), (g) (with respect to the Borrower) or (h) (with respect to the Borrower) of Section 6.01 has occurred and is continuing, the Borrower and (B) after the Closing Date, unless an Event of Default has occurred and is continuing, the Borrower (such approval described in this clause (B) not to be unreasonably withheld or delayed). If the consent of the Borrower to an assignment or to an Eligible Assignee is required hereunder (including a consent to an assignment which does not meet the minimum assignment thresholds specified in paragraph (b)(i) of Section 9.06), the Borrower shall be deemed to have given its consent five Domestic Business Days after the date notice thereof has been delivered by the assigning Lender (through the Administrative Agent) unless such consent is expressly refused by the Borrower prior to such fifth Domestic Business Day.
“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to the environment or the effect of the environment on human health or to emissions, discharges or releases of pollutants, contaminants, Hazardous Substances or wastes into the environment, including (without limitation) ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the clean-up or other remediation thereof.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.
“ERISA Group” means the Borrower, any Subsidiary of the Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any Subsidiary of the Borrower, are treated as a single employer under Section 414 of the Internal Revenue Code.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Euro-Dollar Business Day” means any Domestic Business Day on which commercial banks are open for international business (including dealings in dollar deposits) in London.
“Euro-Dollar Lending Office” means, as to each Lender, its office, branch or affiliate located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Euro-Dollar Lending Office) or such other office, branch or affiliate of such Lender as it may hereafter designate as its Euro-Dollar Lending Office by notice to the Borrower and the Administrative Agent.
“Euro-Dollar Loan” means a Loan which bears interest at a Euro-Dollar Rate pursuant to the applicable Notice of Borrowing or Notice of Interest Rate Election.
“Euro-Dollar Margin” means the applicable rate per annum for Euro-Dollar Loans determined in accordance with the Pricing Schedule.
“Euro-Dollar Rate” means a rate of interest determined pursuant to Section 2.06(b) on the basis of a London Interbank Offered Rate.
“Euro-Dollar Reserve Percentage” means, for any day, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in New York City with deposits exceeding five billion dollars in respect of “Eurocurrency liabilities” (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Euro-Dollar Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Lender to United States residents).
“Events of Default” has the meaning set forth in Section 6.01.
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.
“Excluded Debt” means (a) any Debt of any Regulated Subsidiary of the Borrower; (b) project financings incurred by Subsidiaries of the Borrower which are (i) Non-recourse Debt and (ii) not issued in connection with the Acquisition to finance all or any portion of the Acquisition or to refinance any of the Loans or any other interim financing (other than the Loans) borrowed or issued to finance all or any portion of the Acquisition; and (c) Debt with an aggregate principal amount not to exceed $500 million, other than the Loans.
“Excluded Equity” means (a) any equity issuances by the Borrower or any of its Subsidiaries pursuant to employee stock plans or dividend reinvestment plans established in the ordinary course of business and (b) any equity forward transactions entered into prior to the Closing Date by the Borrower or any of its Subsidiaries and any equity issuances pursuant to such equity forward transactions.
“Existing Credit Agreement” means that certain Credit Agreement dated as of December 7, 2016, among Consolidated Edison Company of New York, Inc., Consolidated Edison, Inc., Orange and Rockland Utilities, Inc., as borrowers, the lenders party thereto from time to time and Bank of America, N.A., as administrative agent, as the same may be amended, restated, amended and restated, supplemented or modified from time to time.
“FATCA” has the meaning set forth in Section 8.04(a).
“Federal Funds Rate” means, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Domestic Business Day next succeeding such day, provided that (i) if such day is not a Domestic Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Domestic Business Day as so published on the next succeeding Domestic Business Day and (ii) if no such rate is so published on such next succeeding Domestic Business Day, the Federal Funds Rate for such day shall be the average rate quoted to Citibank, N.A. on such day on such transactions as determined by the Administrative Agent.
“FERC” means the Federal Energy Regulatory Commission.
“Fiscal Quarter” means a fiscal quarter of the Borrower.
“Fiscal Year” means a fiscal year of the Borrower.
“FRB” means the Board of Governors of the Federal Reserve System of the United States.
“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
“GAAP” means generally accepted accounting principles as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Borrower’s independent public accountants) with the most recent audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries delivered to the Lenders.
“Group of Loans” means, at any time, a group of Loans consisting of (i) all Loans which are Base Rate Loans at such time or (ii) all Euro-Dollar Loans having the same Interest Period at such time, provided that, if a Loan of any particular Lender is converted to or made as a Base Rate Loan pursuant to Article 8, such Loan shall be included in the same Group or Groups of Loans from time to time as it would have been in if it had not been so converted or made.
“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt (whether arising by virtue of partnership arrangements, by virtue of an agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise), (ii) to reimburse a bank for amounts drawn under a letter of credit for the purpose of paying such Debt or (iii) entered into for the purpose of assuring in any other manner the holder of such Debt of the payment thereof or to protect such holder against loss in respect thereof (in whole or in part), provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.
“Hazardous Substances” means any toxic, radioactive, caustic or otherwise hazardous substance, including petroleum, its derivatives and by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics.
“Indemnitee” has the meaning set forth in Section 9.03(b).
“Interest Period” means, with respect to each Euro-Dollar Loan, the period commencing on the date of borrowing specified in the applicable Notice of Borrowing or on the date specified in an applicable Notice of Interest Rate Election and ending one, two, three or six months thereafter, as the Borrower may elect in such notice; provided that:
(a)any Interest Period which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Euro-Dollar Business Day;
(b)any Interest Period which begins on the last Euro-Dollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) below, end on the last Euro-Dollar Business Day of a calendar month; and
(c)any Interest Period which would end after the Maturity Date shall end on the Maturity Date.
For purposes hereof, the date of a Euro-Dollar Loan initially shall be the date such Euro-Dollar Loan is made and thereafter shall be the effective date of the most recent continuation or conversion of such Euro-Dollar Loan, which date, for the avoidance of doubt shall be the last day of the immediately preceding Interest Period for such Euro-Dollar Loan.
“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, or any successor statute.

“Interpolated Rate” means, at any time, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the applicable Screen Rate for the longest period (for which that Screen Rate is available) that is shorter than the Impacted Interest Period and (b) the Screen Rate for the shortest period (for which that Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.
“Lead Arranger” means Citibank, N.A. in its capacity as a lead arranger and bookrunner in respect of this Agreement.
“Lender” means (i) each bank or other institution listed on the Commitment Schedule, (ii) each Eligible Assignee which becomes a Lender pursuant to Section 9.06(b), (iii) each Person which becomes a Lender pursuant to Section 8.06 and (iii) their respective successors.
“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has substantially the same practical effect as a security interest, in respect of such asset. For purposes hereof, the Borrower or any of its Subsidiaries shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.
“Loan” means a loan made or to be made by a Lender pursuant to Section 2.01; provided that, if any such loan or loans (or portions thereof) are combined or subdivided pursuant to a Notice of Interest Rate Election, the term “Loan” shall refer to the combined principal amount resulting from such combination or to each of the separate principal amounts resulting from such subdivision, as the case may be.
“London Interbank Offered Rate” has the meaning set forth in Section 2.06(b).
“Material Adverse Effect” means, (i) a material adverse effect upon the business, financial condition or results of operations of the Borrower and its Subsidiaries, taken as a whole; (ii) a material adverse effect on the ability of the Borrower to perform its obligations under this Agreement and the Notes; or (iii) a material adverse effect on the rights and remedies of the Administrative Agent and the Lenders under this Agreement and the Notes.
“Material Debt” means Debt (except (i) Debt of the Borrower outstanding hereunder and (ii) Non-recourse Debt) of the Borrower and/or one or more of its Subsidiaries, arising in one or more related or unrelated transactions, in an aggregate principal or face amount exceeding $150,000,000.

“Material Financial Obligations” means a principal or face amount of Debt (other than (i) the Loans and (ii) Non-recourse Debt) and/or payment or collateralization obligations in respect of Derivatives Obligations of the Borrower and/or one or more of its Subsidiaries, arising in one or more related or unrelated transactions, exceeding in the aggregate $150,000,000.
“Material Plan” means, at any time, a Plan or Plans having aggregate Unfunded Liabilities in excess of $150,000,000.
“Material Subsidiary” means, at any time, any Subsidiary of the Borrower that is a “significant subsidiary” (as such term is defined in Regulation S-X of the SEC (17 C.F.R. §210.1-02(w) (or any successor provision)), but treating all references therein to the “registrant” as references to the Borrower).
“Maturity Date” means the date which is 180 calendar days following the Closing Date, or if such date is not a Domestic Business Day, the immediately preceding Domestic Business Day.
“Multiemployer Plan” means, at any time, an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.
“Net Cash Proceeds” mean (a)  with respect to a Disposition of any assets of the Borrower or any of its Subsidiaries, the excess, if any, of (i) the cash or cash equivalents received in connection therewith (including any cash or cash equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) payments made to retire any Debt that is secured by such asset and that is required to be repaid in connection with the sale thereof, (B) the fees and expenses incurred by the Borrower or any of its Subsidiaries in connection therewith, (C) taxes paid or reasonably estimated to be payable in connection with such transaction, (D) the amount of reserves established by the Borrower or any of its Subsidiaries in good faith in accordance with GAAP for adjustment in respect of the sale price of such asset or assets or other liabilities (other than any taxes deducted pursuant to clause (C) above) (x) related to any of the applicable assets and (y) retained by the Borrower or any of its Subsidiaries including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction; provided that if the amount of such reserves exceeds the amounts charged against such reserve or any amount of such reserves are released, then such excess or released amount, upon determination thereof, shall then constitute Net Cash Proceeds and (E) any payments required to be made on a ratable basis (or less than ratable basis) to holders of non-controlling interests in non-wholly owned Subsidiaries as a result of such Disposition,

(b) with respect to the incurrence, issuance, offering or placement of Debt for borrowed money, the excess, if any, of (i) cash or cash equivalents received by the Borrower and its Subsidiaries in connection with such incurrence, issuance, offering or placement over (ii) the underwriting discounts and commissions and other fees and expenses incurred by the Borrower and its Subsidiaries in connection with such incurrence, issuance, offering or placement; and (c) with respect to the issuances of equity securities or equity-linked securities, the excess of (i) the cash or cash equivalents received by the Borrower and its Subsidiaries in connection with such issuance over (ii) the underwriting discounts and commissions and other fees and expenses incurred by the Borrower or any of its Subsidiaries in connection with such issuance.
“Non-recourse Debt” means Debt of any Subsidiary of the Borrower or any other Person with respect to which such Subsidiary has granted any security interest, lien, mortgage, encumbrance, guarantee or other credit support of any kind: (a) as to which none of the Borrower or any other Subsidiary of the Borrower (i) provides any guarantee of or credit support with respect to such Debt of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Debt) or (ii) is directly or indirectly liable (as a guarantor or otherwise) (other than for fraud, misrepresentation, misapplication of funds, waste, environmental claims, voluntary bankruptcy, collusive involuntary bankruptcy, prohibited transfers and violations of single purpose entity covenants) and (b) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against such Subsidiary or other Person) would permit (upon notice, lapse of time or both) any holder of any other Debt of the Borrower or any other Subsidiary of the Borrower to declare a default under such other Debt or cause the payment thereof to be accelerated or payable prior to its stated maturity.
“Notes” means promissory notes of the Borrower, substantially in the form of Exhibit A hereto, evidencing the obligation of the Borrower to repay the Loans made to it, and “Note” means any one of such promissory notes issued hereunder.
“Notice of Borrowing” has the meaning set forth in Section 2.02.
“Notice of Interest Rate Election” has the meaning set forth in Section 2.07.
“Other Taxes” has the meaning set forth in Section 8.04(a).
“Parent” means, with respect to any Lender, any Person controlling such Lender.
“Participant” has the meaning set forth in Section 9.06(d).
“Participant Register” has the meaning set forth in Section 9.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.
“Percentage” means, with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) which the amount of its Commitment at such time represents of the aggregate amount of all the Commitments at such time, subject to adjustment as provided in Section 2.20 when a Defaulting Lender shall exist. At any time after the Commitments shall have terminated, the term “Percentage” shall refer to a Lender’s Percentage immediately before such termination, adjusted to reflect any subsequent assignments pursuant to Section 9.06(b) and to any Lender’s status as a Defaulting Lender at the time of determination.
“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.
“Plan” means, at any time, an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.
“Public Lender” has the meaning set forth in Section 5.01.
“Prepayment Asset Sale” means any Disposition (including any Disposition resulting from a casualty event or condemnation proceeding) of any assets on or after the Effective Date by the Borrower or any of its Subsidiaries (including any sale, transfer or issuance of any equity interest in any Subsidiary), except for Dispositions (a) the Net Cash Proceeds of which do not exceed $50 million in the aggregate, (b) by the Borrower to any of its Subsidiaries or by any Subsidiary of the Borrower to the Borrower or any other Subsidiary of the Borrower and (c) inventory in the ordinary course of business.
“Pricing Schedule” means the Pricing Schedule attached hereto as Schedule 2.
“Prime Rate” means the rate of interest per annum publicly announced from time to time by Citi as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
“PSC” means the New York State Public Service Commission.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Quarterly Payment Dates” means each March 31, June 30, September 30 and December 31.
“Regulated Subsidiary” means Consolidated Edison Company of New York, Inc., Orange and Rockland Utilities, Inc., Rockland Electric Company, and, subject to the Administrative Agent’s approval (such approval not to be unreasonably withheld or delayed), any regulated subsidiary of the Borrower identified by the Borrower to the Administrative Agent in writing after the date hereof.
“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.
“Required Lenders” means, at any time, Lenders having more than 50% in aggregate amount of the Credit Exposures at such time (exclusive in each case of the Credit Exposure(s) of Defaulting Lenders).
“Resignation Effective Date” shall have the meaning set forth in Section 7.08(a).
“Responsible Officer” means the chief executive officer, chief financial officer or treasurer of the Borrower and solely for purposes of the delivery of incumbency certificates pursuant to Section 3.01 and Section 3.02, the secretary or any assistant secretary of the Borrower and, solely for purposes of notices given pursuant to Article 2, any other officer or employee of the Borrower so designated by any of the foregoing officers; provided that one of the foregoing officers has provided written notice to the Administrative Agent of such designation (in a form reasonably acceptable to the Administrative Agent). Any document delivered hereunder that is signed by a Responsible Officer of a Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Borrower.
“Sanctions” shall mean any economic or financial sanctions or trade embargoes administered or enforced by the United States Department of Treasury’s Office of Foreign Assets Control, the United States Departments of State or Commerce or any other United States governmental authority, or any other relevant sanctions authority.

“Screen Rate” shall have the meaning set forth in Section 2.06(b).
“Solvency Certificate” means a certificate from the Chief Financial Officer or other officer of equivalent duties of the Borrower demonstrating the solvency (on a consolidated basis) of the Borrower and its Subsidiaries as of the Closing Date, on a pro forma basis for the Transactions, substantially in the form of Exhibit E hereto.
“SEC” means the Securities and Exchange Commission.
“Solvent” means that, as of the date of determination, (a) the fair value of the assets of the Borrower and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of the Borrower and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Borrower and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured; and (d) the Borrower and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital. For the purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.
“Specified Representations” means the representations and warranties of the Borrower set forth in Sections 4.01, 4.02 (except with respect to the imposition of any Lien on any asset of the Borrower or any Subsidiary of the Borrower), 4.03, 4.10, 4.12 and 4.14.
“Subsidiary” means, as to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person. Unless otherwise specified, “Subsidiary” means a Subsidiary of the Borrower.
“Target Material Adverse Effect” means any change, event, occurrence or development that has, or would reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of the Company Entities, taken as a whole; provided, however, that none of the following shall constitute or be deemed to contribute to a Target Material Adverse Effect, or shall otherwise be taken into account in determining whether a Target Material Adverse Effect has occurred or would reasonably be expected to occur: (i) changes generally affecting the industries in which the Company Entities operate (including the electric generating, transmission or distribution industries), whether international, national, regional, state, provincial or local, (ii) changes in international, national, regional, state, provincial or local renewable energy industry or wholesale or retail markets for electric power, power generation, power transmission or other fuel supply or transportation or related products and operations, including those due to actions by competitors and regulators, (iii) changes in general economic, regulatory or political conditions, including any acts of war or terrorist activities, (iv) changes in international, national, regional, state, provincial or local electric transmission or distribution systems generally, (v) changes in the markets for or costs of electricity, generally, (vi) effects of weather, meteorological conditions or events or other natural disasters or the operating performance of the Projects associated with such weather or meteorological conditions, events or other natural disasters (other than such weather or meteorological conditions that cause damage or destruction to any of the energy generation facilities operated by the Company Entities), (vii) changes in Law or regulatory policy (including environmental Laws and, for the avoidance of doubt, the U.S. Department of Energy’s Loan Guarantee Program, any renewable Portfolio Standard, the Code or Treasury Regulations, the cash grant program under section 1603 of the American Recovery and Reinvestment Act of 2009, as amended, import tariffs on solar panels, wind turbines or related equipment or the National Environmental Policy Act of 1969 and the rules and regulations promulgated thereunder) or the interpretation or enforcement thereof, (viii) changes or adverse conditions in the financial, banking or securities markets, in each case, including any disruption thereof and any decline in the price of any security or any market index, (ix) the announcement, negotiation, pendency, execution or delivery of the Acquisition Agreement (as in effect on September 20, 2018) or the consummation of the transactions contemplated thereby, including the identity of, or the effect of any fact or circumstance relating to, Buyer or any of its Subsidiaries or Affiliates or the JV Project Companies or any communication by Buyer or any of its Subsidiaries or Affiliates or the JV Project Companies regarding plans, proposals or projections with respect to the Company Entities (including any impact on the relationship of the Company Entities, contractual or otherwise, with its customers, suppliers, distributors, vendors, lenders, employees or partners), (x) changes in accounting requirements or principles, (xi) labor strikes, requests for representation, organizing campaigns, work stoppages, slowdowns or other labor disputes, (xii) new or proposed generating facilities and their effect on pricing or transmission, (xiii) actions or omissions expressly required or permitted to be taken or not taken by the Company Entities in accordance with the Acquisition Agreement (as in effect on September 20, 2018) or the other Transaction Documents or requested, or consented to, by Buyer or any of its Subsidiaries or Affiliates, (xiv) any breach, violation or non-performance of any provision of the Acquisition Agreement (as in effect on September 20, 2018) by Buyer or any of its Subsidiaries or Affiliates, (xv) changes in or effects on the assets or properties of the Company Entities which are cured (including the payment of money) by Seller or any Company Entity, (xvi) failure by Seller or any Company Entity to meet any projections or forecasts for any period occurring on or after the date hereof (it being understood and agreed that the exception in this clause (xvi) shall not preclude any Party from asserting that the underlying facts, circumstances, changes, events, occurrences or developments giving rise to such failure should be taken into account in determining whether there has been a Target Material Adverse Effect if not otherwise excluded by another clause of this definition), (xvii) a PG&E Condition or Bankruptcy Event, (xviii) (reserved), (xix) any deterioration, diminution, or decline in financial condition of any offtaker or other revenue counterparty that does not amount to an event of default under a Material Contract, or (xx) a California Property Tax Assessment Event; but in the case of clauses (i) through (viii), and (x) and (xi) above, only to the extent that such change, event, occurrence or development described in clauses (i) through (viii), and (x) and (xi) above, do not materially disproportionately impact the Company Entities, taken as a whole, relative to other similarly situated industry participants. Each capitalized term used in the definition of “Material Adverse Effect” that is not defined in any other provision of this Agreement shall have the meaning given to such term in the Acquisition Agreement (as in effect on September 20, 2018).
“Target” has the meaning specified in the definition of Acquisition.
“Taxes” has the meaning set forth in Section 8.04(a).
“Ticking Fee” has the meaning specified in Section 2.08(a).
“Ticking Fee Payment Date” has the meaning specified in Section 2.08(a).
“Transactions” means the Acquisition, the issuance by the Borrower or one of its wholly-owned Subsidiaries of a combination of equity securities (including any securities convertible into equity) and/or debt securities, the execution, delivery and performance by the Borrower of this Agreement, the borrowing of Loans hereunder, the use of the proceeds thereof, and the payment of the fees and expenses incurred in connection with the foregoing.
“Unfunded Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (i) the value of all benefit liabilities under such Plan, determined on a plan termination basis using the assumptions prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds (ii) the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.
“United States” means the United States of America.
“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code.
“U.S. Tax Compliance Certificate” has the meaning set forth in Section 8.04(f)(3).

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
Section 1.02. Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP; provided that, if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any provision hereof to eliminate the effect of any change in GAAP after the date hereof (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend any provision hereof for such purpose), then such provision shall be applied with respect to the Borrower on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such provision is amended in a manner reasonably satisfactory to the Borrower and the Required Lenders. Notwithstanding anything to the contrary contained herein, for purposes of this Agreement only those leases that are required to be accounted for as capital leases in conformity with GAAP on the date hereof, or, as to leases entered into after the date hereof, would have been required to be so accounted for had they been entered into on the date hereof, shall be required to be so accounted for, and all calculations and deliverables under this Agreement shall be made or delivered, as applicable, in accordance with such accounting.

Section 1.03. Types of Borrowings. The term “Borrowing” denotes (i) the aggregation of Loans made or to be made by one or more Lenders pursuant to Article 2 on the Closing Date, all of which Loans are of the same type (subject to Article 8) and, except in the case of Base Rate Loans, have the same initial Interest Period or (ii) if the context so requires, the borrowing of such Loans. Borrowings are classified for purposes hereof by reference to the pricing of Loans comprising such Borrowing (e.g., a “Euro-Dollar Borrowing” is a Borrowing comprised of Euro-Dollar Loans).

Section 1.04. Division of LLCs. For all purposes under this Agreement, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.

ARTICLE 2
The Credits

Section 2.01. Loans. Each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make a Loan to the Borrower pursuant to this Section, which Loan (a) shall not exceed such Lender’s Commitment, (b) shall be made in a single draw on the Closing Date and (c) may be prepaid in accordance with Section 2.10, but once prepaid, may not be re-borrowed. The Borrowing shall be made from the several Lenders ratably in proportion to their respective Commitments in effect on the date of the Borrowing. Each Lender’s Commitment shall terminate immediately and without further action upon the earlier of (i) the Closing Date after giving effect to the funding of such Lender’s Loans on such date and (ii) the Commitment Termination Date.

Section 2.02. Notice of Borrowing. The Borrower shall give the Administrative Agent notice (a “Notice of Borrowing”) not later than (x) 10:30 A.M. (New York City time) on the date of each Base Rate Borrowing and (y) 1:00 P.M. (New York City time) on the second Euro-Dollar Business Day before each Euro-Dollar Borrowing, specifying:

(a)the date of such Borrowing, which shall be a Domestic Business Day in the case of a Base Rate Borrowing or a Euro-Dollar Business Day in the case of a Euro-Dollar Borrowing;

(b)the aggregate amount of such Borrowing;

(c)whether the Loans comprising such Borrowing are to bear interest initially at the Base Rate or a Euro-Dollar Rate; and

(d)in the case of a Euro-Dollar Borrowing, the duration of the initial Interest Period applicable thereto, subject to the provisions of the definition of Interest Period;
provided that, in the case of any Euro-Dollar Borrowing to be made on the Closing Date, the Borrower shall have delivered to the Administrative Agent, concurrently with or prior to the delivery of the Notice of Borrowing in respect of such Borrowing, a duly executed funding indemnity letter in form and substance reasonably satisfactory to the Administrative Agent.
Section 2.03. [Reserved].

Section 2.04. Notice to Lenders; Funding of Loans. (a) Promptly after receiving the Notice of Borrowing, the Administrative Agent shall notify each Lender of the contents thereof and of such Lender’s share (if any) of such Borrowing and such Notice of Borrowing shall not thereafter be revocable by the Borrower.

(b)Not later than 12:00 Noon (New York City time) on the Closing Date, each Lender shall make available its share of such Borrowing, in Federal or other funds immediately available in New York City, to the Administrative Agent at its address specified in or pursuant to Section 9.01. Unless the Administrative Agent determines that any applicable condition specified in Article 3 has not been satisfied, the Administrative Agent will make the funds so received from the Lenders available to the Borrower at the Administrative Agent’s aforesaid address.

(c)Unless the Administrative Agent shall have received notice from a Lender before the time of Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available to the Administrative Agent on the date of such Borrowing in accordance with Section 2.04(b) and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such share available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) if such amount is repaid by the Borrower, a rate per annum equal to the higher of the Federal Funds Rate and the interest rate applicable to such Borrowing pursuant to Section 2.06 and (ii) if such amount is repaid by such Lender, the Federal Funds Rate. If such Lender shall repay to the Administrative Agent such corresponding amount, the Borrower shall not be required to repay such amount and the amount so repaid by such Lender shall constitute such Lender’s Loan included in such Borrowing for purposes of this Agreement. The failure of any Lender to make available to the Administrative Agent such Lender’s share of the Borrowing hereunder shall not relieve any other Lender of its obligation to fund its own share of such Borrowing; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make its Loan hereunder.

Section 2.05. Maturity of Loans. Each Loan shall mature, and the principal amount thereof shall be due and payable (together with interest accrued thereon), on the Maturity Date.

Section 2.06. Interest Rates. (a) Each Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until it becomes due, at a rate per annum equal to the sum of the Base Rate Margin plus the Base Rate for such day. Such interest shall be payable quarterly in arrears on each Quarterly Payment Date. Any overdue principal of or interest on any Base Rate Loan shall bear interest (after as well as before judgment), payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the Base Rate Margin plus the Base Rate for such day.

(b)Each Euro-Dollar Loan shall bear interest on the outstanding principal amount thereof, for each day during each Interest Period applicable thereto, at a rate per annum equal to the sum of the Euro-Dollar Margin for such day plus the London Interbank Offered Rate applicable to such Interest Period. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof.

The “London Interbank Offered Rate” applicable to any Interest Period means the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service, or any successor to or, if such service is not available, substitute for such service providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) (the “Screen Rate”) at approximately 11:00 A.M. (London time) two Euro-Dollar Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for such Interest Period (the “Impacted Interest Period”) for any reason, then the “London Interbank Offered Rate” shall be the Interpolated Rate at such time. Anything herein to the contrary notwithstanding, if the London Interbank Offered Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

(c)Any overdue principal of or interest on any Euro-Dollar Loan shall bear interest (after as well as before judgment), payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the Euro-Dollar Margin for such day plus the London Interbank Offered Rate applicable to such Loan on the day before such payment was due (or, if the circumstances described in clause 8.01 shall exist, at a rate per annum equal to the sum of 2% plus the Base Rate Margin plus the Base Rate for such day).

(d)[Reserved]

(e)The Administrative Agent shall determine each interest rate applicable to the Loans hereunder. The Administrative Agent shall promptly notify the Borrower and the participating Lenders of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

Section 2.07. Method of Electing Interest Rates. (a) The Loans included in each Borrowing shall bear interest initially at the type of rate specified by the Borrower in the applicable Notice of Borrowing. Thereafter, the Borrower may from time to time elect to change or continue the type of interest rate borne by each Group of Loans (subject to Section 2.07(d) and the provisions of Article 8), as follows:

(i)if such Loans are Base Rate Loans, the Borrower may elect to convert such Loans to Euro-Dollar Loans as of any Euro-Dollar Business Day; and

(ii)if such Loans are Euro-Dollar Loans, the Borrower may elect to convert such Loans to Base Rate Loans as of any Domestic Business Day or elect to continue such Loans as Euro-Dollar Loans for an additional Interest Period, subject to Section 2.12 if any such conversion is effective on any day other than the last day of an Interest Period applicable to such Loans.

Each such election shall be made by delivering a notice (a “Notice of Interest Rate Election”) to the Administrative Agent not later than 10:30 A.M. (New York City time) on the third Euro-Dollar Business Day before the conversion or continuation selected in such notice is to be effective. A Notice of Interest Rate Election may, if it so specifies, apply to only a portion of the aggregate principal amount of the relevant Group of Loans; provided that (i) such portion is allocated ratably among the Loans comprising such Group and (ii) the portion to which such Notice applies, and the remaining portion to which it does not apply, are each at least $5,000,000 (unless such portion is comprised of Base Rate Loans). If no such notice is timely received before the end of an Interest Period for any Group of Euro-Dollar Loans, the Borrower shall be deemed to have elected that such Group of Loans be converted to Base Rate Loans at the end of such Interest Period.
(b)Each Notice of Interest Rate Election shall specify:

(i)the Group of Loans (or portion thereof) to which such notice applies;

(ii)the date on which the conversion or continuation selected in such notice is to be effective, which shall comply with the applicable clause of Section 2.07(a) above;

(iii)if the Loans comprising such Group are to be converted, the new type of Loans and, if the Loans resulting from such conversion are to be Euro-Dollar Loans, the duration of the next succeeding Interest Period applicable thereto; and

(iv)if such Loans are to be continued as Euro-Dollar Loans for an additional Interest Period, the duration of such additional Interest Period.

Each Interest Period specified in a Notice of Interest Rate Election shall comply with the provisions of the definition of Interest Period.
(c)Promptly after receiving a Notice of Interest Rate Election from the Borrower pursuant to Section 2.07(a) above, the Administrative Agent shall notify each Lender of the contents thereof and such notice shall not thereafter be revocable by the Borrower.

(d)The Borrower shall not be entitled to elect to convert any Loans to, or continue any Loans for an additional Interest Period as, Euro-Dollar Loans if (i) the aggregate principal amount of any Group of Euro-Dollar Loans created or continued as a result of such election would be less than $5,000,000, (ii) a Default shall have occurred and be continuing when the Borrower delivers notice of such election to the Administrative Agent or (iii) the number of separate Groups of Euro-Dollar Loans created or continued as a result of such election would exceed five.

(e)If any Loan is converted to a different type of Loan, the Borrower shall pay, on the date of such conversion, the interest accrued to such date on the principal amount being converted.

(f)If the Borrower fails to specify a type of Loan in a Notice of Borrowing or Notice of Interest Rate Election or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Euro-Dollar Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Euro-Dollar Loans in any such Notice of Borrowing or Notice of Interest Rate Election, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

Section 2.08. Fees

(a)Ticking Fee. The Borrower shall pay to the Administrative Agent for the account of each Lender (other than any Lender that is a Defaulting Lender in respect of any period during which such Lender is a Defaulting Lender) in accordance with its Percentage, a ticking fee (the “Ticking Fee”) in Dollars equal to 0.125% per annum on the aggregate principal amount of the undrawn aggregate Commitments outstanding from time to time (other than the Commitments of any Defaulting Lender), which fee shall accrue during the period (i) from December 19, 2018 and (ii) ending on the earlier of the Closing Date and the Commitment Termination Date (such earlier date in this clause (ii), the “Ticking Fee Payment Date”). The Ticking Fee shall be due and payable on the Ticking Fee Payment Date.

(b)Duration Fees. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Percentage, a duration fee (the “Duration Fee”) equal to 0.15% on the aggregate principal amount of Loans outstanding on February 15, 2019 (the “Duration Fee Payment Date”). The Duration Fee, if any, shall be due and payable on the Duration Fee Payment Date.

(c)Other Fees. The Borrower shall pay to the Administrative Agent for its own account, in Dollars, fees in the amounts and at the times specified in the Agency Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

Section 2.09. Mandatory Prepayments.

(a)In the event that the Borrower or any of its Subsidiaries receives any Net Cash Proceeds (including into escrow) of any incurrence, issuance, offering or placement of Debt for borrowed money (including hybrid securities and debt securities convertible into equity) (other than (i) Excluded Debt, (ii) commercial paper issued by the Borrower or any of its Subsidiaries in the ordinary course of business, (iii) borrowings under the Existing Credit Agreement up to an aggregate principal amount not to exceed the aggregate commitments thereunder as in effect on the date hereof, (iv) intercompany indebtedness between the Borrower and its Subsidiaries and (v) the Loans) or any issuance of equity securities or equity-linked securities (other than Excluded Equity), in each case on or after the Effective Date, then 100% of such Net Cash Proceeds shall be applied, not later than three Domestic Business Days following the receipt by the Borrower or any such Subsidiary of such Net Cash Proceeds, to prepay the Loans (or, if prior to the Closing Date, permanently and automatically reduce the Commitments) as set forth in Section 2.09(c).

(b)In the event that the Borrower or any of its Subsidiaries receives any Net Cash Proceeds (including cash equivalents) in excess of $50,000,000 of any Prepayment Asset Sale (other than (i) any such Net Cash Proceeds (the “Reinvestment Amount”) that are reinvested in other long-term assets useful in the business of the Borrower or any of its Subsidiaries (or used to replace damaged or destroyed assets) and the Reinvestment Amount shall not constitute Net Cash Proceeds until and except to the extent (but shall then be deemed to have been received to such extent and shall constitute Net Cash Proceeds and not covered by the exception in this clause (i)), not used within 180 days (or 270 days, to the extent committed (pursuant to a binding agreement) to be reinvested within such 180-day period) following receipt, (ii) sales or other dispositions of inventory in the ordinary course of business and (iii) sales or other dispositions publicly announced prior to September 20, 2018), then 100% of such Net Cash Proceeds shall be applied, not later than three Domestic Business Days following the receipt by the Borrower or any such Subsidiary of such Net Cash Proceeds, to prepay the Loans (or, if prior to the Closing Date, permanently and automatically reduce the Commitments) as set forth in Section 2.09(c).

(c)The Borrower shall promptly (and not later than the second Domestic Business Day following receipt thereof) notify the Administrative Agent of the receipt by the Borrower or, as applicable, any of its Subsidiaries, of such Net Cash Proceeds referred to in clauses (a) and (b) above. Each such notice shall not be revocable by the Borrower, shall specify the prepayment or reduction date and the principal amount of the Loans or Commitments to be prepaid or reduced, as the case may be, and shall be accompanied by a reasonably detailed calculation of the Net Cash Proceeds. Promptly after receiving a notice of prepayment or reduction pursuant to this Section 2.09, the Administrative Agent shall notify each Lender of the contents thereof and of such Lender’s ratable share (if any) of such prepayment or reduction. Each prepayment or reduction under this Section 2.09 shall be applied ratably to the Loans and Commitments. Prepayments shall be accompanied by accrued interest. Each prepayment of Loans under this Section 2.09 shall not be reborrowed.

Section 2.10. Optional Prepayments. (a) The Borrower may (i) upon same Domestic Business Day’s notice to the Administrative Agent, prepay any Group of Base Rate Loans or (ii) subject to Section 2.12, upon at least three Euro-Dollar Business Days’ notice to the Administrative Agent, prepay any Group of Euro-Dollar Loans, in each case in whole at any time, or from time to time in part in amounts aggregating $5,000,000 or any larger multiple of $1,000,000, by paying the principal amount to be prepaid together with interest accrued thereon to the date of prepayment. Each such optional prepayment shall be applied to prepay ratably the Loans of the several Lenders included in such Group of Loans.

(b)[Reserved]

(c)Promptly after receiving a notice of prepayment pursuant to this Section 2.10, the Administrative Agent shall notify each Lender of the contents thereof and of such Lender’s ratable share (if any) of such prepayment, and such notice shall not thereafter be revocable by the Borrower.

Section 2.11. General Provisions as to Payments. (a) The Borrower shall make each payment of principal of, and interest on, the Loans and of fees hereunder, without defense, setoff or counterclaim, not later than 12:00 Noon (New York City time) on the date when due, in Federal or other funds immediately available in New York City, to the Administrative Agent at its address specified in or pursuant to Section 9.01. The Administrative Agent will promptly distribute to each Lender its ratable share of each such payment received by the Administrative Agent for the account of the Lenders. Whenever any payment of principal of, or interest on, the Base Rate Loans or any payment of fees shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day. Whenever any payment of principal of, or interest on, the Euro-Dollar Loans shall be due on a day which is not a Euro-Dollar Business Day, the date for payment thereof shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Euro-Dollar Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.
(b)Unless the Borrower notifies the Administrative Agent before the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance on such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that the Borrower shall not have so made such payment, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.

Section 2.12. Funding Losses. If (i) the Borrower makes any payment of principal with respect to any Euro-Dollar Loan or any Euro-Dollar Loan is converted to a Base Rate Loan (whether such payment or conversion is pursuant to Article 2, 6 or 8 or otherwise) on any day other than the last day of an Interest Period applicable thereto, or the last day of an applicable period fixed pursuant to Section 2.06(c), (ii) the Borrower fails to borrow, prepay, convert or continue any Euro-Dollar Loan after notice has been given to any Lender in accordance with Section 2.04(a), 2.07(c) or 2.10(c) or (iii) a Lender assigns its interest in any Euro-Dollar Loan other than on the last date of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 8.06, the Borrower shall reimburse each Lender within 15 days after demand for any resulting loss or expense incurred by it (or by an existing or prospective Participant in the related Loan), including (without limitation) any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after such payment or conversion or failure to borrow, prepay, convert or continue; provided that such Lender shall have delivered to the Borrower a certificate as to the amount of such loss or expense, which certificate shall be conclusive in the absence of manifest error.

Section 2.13. Computation of Interest and Fees. Interest based on the Base Rate hereunder (including computations of the Base Rate determined by reference to the Euro-Dollar Rate) shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). All other interest and fees shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

Section 2.14. Notes; Evidence of Debt. (a) The Borrower hereby agrees that, upon the request of any Lender at any time, such Lender’s Loans shall be evidenced by a promissory note or notes of the Borrower (each a “Note”), substantially in the form of Exhibit A hereto, payable to such Lender (or its registered assigns) and representing the obligation of the Borrower to pay the unpaid principal amount of the Loans made to the Borrower by such Lender, with interest as provided herein on the unpaid principal amount from time to time outstanding.

(b)Each Lender shall record the date, amount and type of the Loan made by it and the date and amount of each payment of principal made by the Borrower with respect thereto, and may, if such Lender so elects in connection with any transfer or enforcement of its Note, endorse on the schedule forming a part thereof appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding; provided that a Lender’s failure to make (or any error in making) any such recordation or endorsement shall not affect the Borrower’s obligations hereunder or under the Notes. Each Lender is hereby irrevocably authorized by the Borrower so to endorse its Note and to attach to and make a part of its Note a continuation of any such schedule as and when required.

The Loan made by each Lender, whether or not evidenced by a Note, shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing hereunder. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
Section 2.15. Regulation D Compensation. If and so long as a reserve requirement of the type described in the definition of “Euro-Dollar Reserve Percentage” is prescribed by the Board of Governors of the Federal Reserve System (or any successor), each Lender subject to such requirement may require the Borrower to pay, contemporaneously with each payment of interest on each of such Lender’s Euro-Dollar Loans, additional interest on such Euro-Dollar Loan at a rate per annum determined by such Lender up to but not exceeding the excess of (i) (A) the applicable London Interbank Offered Rate divided by (B) one minus the Euro-Dollar Reserve Percentage over (ii) the applicable London Interbank Offered Rate. Any Lender wishing to require payment of such additional interest (x) shall so notify the Borrower and the Administrative Agent, in which case such additional interest on the Euro-Dollar Loans of such Lender to the Borrower shall be payable to such Lender at the place indicated in such notice with respect to each Interest Period commencing at least three Euro-Dollar Business Days after such Lender gives such notice and (y) shall notify the Borrower at least five Euro-Dollar Business Days before each date on which interest is payable on the Euro-Dollar Loans of the amount then due it under this Section.

Section 2.16. Change of Control. If a Change of Control shall occur with respect to the Borrower, (i) the Borrower will, promptly after the occurrence thereof, (x) give each Lender notice thereof and shall describe in reasonable detail the facts and circumstances giving rise thereto and (y) if requested, furnish to the

Administrative Agent updated documentation and other information that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act and (ii) each Lender may, by three Domestic Business Days’ notice to the Borrower and the Administrative Agent given not later than 60 days after such notice of Change of Control is received, declare the Loans held by it (together with accrued interest thereon) and any other amounts payable hereunder for its account to be, and such Loans and such other amounts shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

Section 2.17. [Reserved]

Section 2.18. [Reserved]

Section 2.19. [Reserved]

Section 2.20. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)the Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.05); provided, that this clause (a) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of each Lender or each Lender affected thereby;

(b)any payment of principal, interest, or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 6 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.04 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment of any amounts owing to the Lenders, as a result of any judgment of a court of competent jurisdiction obtained by any Lender, against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; third, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; and fourth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.20(b) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto; and
(c)in the event that the Administrative Agent and the Borrower agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Percentage.

ARTICLE 3
Conditions

Section 3.01. Conditions to the Effective Date. This Agreement shall become effective as of the first date (the “Effective Date”) on which each of the following conditions is satisfied; provided that this Agreement shall not become effective or be binding on any party hereto unless all of the following conditions are satisfied (or waived in accordance with Section 9.05):

(a)receipt by the Administrative Agent of:

(i)counterparts hereof signed by each of the parties hereto (or, in the case of any party as to which an executed counterpart shall not have been received, the Administrative Agent shall have received in form satisfactory to it telegraphic or other written confirmation (including by electronic means) from such party of execution of a counterpart hereof by such party);

(ii)the opinion of the General Counsel of the Borrower or a legal Vice President of Consolidated Edison Company of New York, Inc. substantially in the form of Exhibit B hereto, dated the Effective Date and covering such additional matters relating to the transactions contemplated hereby as the Required Lenders may reasonably request;

(iii)all documents the Administrative Agent may reasonably request relating to the existence of the Borrower, the corporate authority for and the validity of this Agreement and the Notes, and any other matters relevant hereto, all in form and substance satisfactory to the Administrative Agent;

(iv)such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of the Borrower as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement;

(v)substantially contemporaneously with the Effective Date, a bridge commitment termination letter to the Lead Arranger confirming that the commitments under the Bridge Commitment Letter have been reduced to zero and the lenders’ agreements to provide the services thereunder have been terminated;

(vi)evidence satisfactory to it that all filings, consents and approvals, if any, required to be made with, or obtained from, any governmental authority in connection with the transactions contemplated hereby shall have been made or obtained and shall be, in each case, in full force and effect on and as of the Effective Date;

(vii)at least five (5) days prior to the Effective Date, all documentation and other information about the Borrower and its Affiliates as shall have been reasonably requested in writing at least ten (10) days prior to the Effective Date by the Administrative Agent that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act; and

(viii)a certificate of a Responsible Officer of the Borrower certifying (A) that the representations and warranties of the Borrower contained in Article 4 (excluding, however, Sections 4.13 and 4.14) are true and correct in all material respects (or, with respect to any representation or warranty qualified by reference to materiality or Material Adverse Effect, in all respects) on and as of the Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, (B) if any Debt Ratings are then in effect, the current Debt Ratings, and (C) that no Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement; and

(b)all fees and expenses required to be paid on or before the Effective Date (in the case of expenses, for which the Borrower has been billed at least two (2) Domestic Business Days prior to the Effective Date), including the reasonable and documented fees and expenses of one counsel for the Administrative Agent and the Lead Arranger shall have been paid.

The Administrative Agent shall promptly notify the Borrower and the Lenders of the occurrence of the Effective Date and such notice shall be conclusive and binding absent manifest error.
Section 3.02. Conditions to the Closing Date. The effectiveness of the Commitments and the obligation of any Lender to make a Loan are subject to the satisfaction (or waiver in accordance with Section 9.05) solely of the following conditions:

(a)The Effective Date shall have occurred.

(b)receipt by the Administrative Agent of:

(i)a Notice of Borrowing as required by Section 2.02; and

(ii)a Solvency Certificate.

(c)all fees and expenses required to be paid on or before the Closing Date (in the case of expenses, for which the Borrower has been billed at least two (2) Domestic Business Days prior to the Closing Date), including the reasonable and documented fees and expenses of one counsel for the Administrative Agent and the Lead Arranger shall have been paid;

(d)the Acquisition shall have been consummated or will be consummated concurrently with the funding of the Loans in accordance with the Acquisition Agreement and no amendment, modification, consent or waiver of any term thereof or any condition to the Buyer’s obligation to consummate the Acquisition thereunder (other than any such amendment, modification, consent or waiver that is not materially adverse to any interest of the Lenders) shall have been made or granted, as the case may be, without the prior written consent of the Lead Arranger (it being understood that (i) any change in the consideration payable or the price (excluding any price decrease of less than 10% of the consideration paid or payable or any price increase funded with equity of the Borrower less than such 10%), (ii) any material change to the structure of the Acquisition and (iii) any change in the definition of “Material Adverse Effect” or any lender protection provisions set forth in the Acquisition Agreement on September 20, 2018, in each case will be deemed to be materially adverse to the interests of the Lenders and will require the prior written consent of the Lead Arranger);

(e)except as set forth in Section 3.8 of the Seller Disclosure Schedule (as defined in the Acquisition Agreement on September 20, 2018) as in effect on September 20, 2018, since December 31, 2017 there shall not have been any change, event or development that would, individually or in the aggregate, have a Target Material Adverse Effect;

(f) At the time of and upon giving effect to the borrowing and application of the Loans on the Closing Date, (i) each of the Acquisition Representations and the Specified Representations shall be true and correct and (ii) there shall not exist any Default or Event of Default under clauses (a), (g) or (h) of Section 6.01;

(g)The Administrative Agent shall have received a certificate dated the Closing Date from a Responsible Officer of the Borrower confirming the satisfaction of the conditions precedent described in clauses (d), (e) and (f) of this Section 3.02; and

(h)The Administrative Agent shall have received (i) audited consolidated financial statements of the Borrower for each of the last three full fiscal years ended more than 90 days prior to the Closing Date and (ii) unaudited consolidated financial statements of the Borrower for each subsequent fiscal quarter ended more than 45 days prior to the Closing Date (and for the corresponding period(s) of the prior fiscal year), all of which shall have been reviewed by the independent accountants for the Borrower as provided in Statement on Auditing Standards No. 100; provided that the Administrative Agent hereby acknowledges that it has received audited consolidated financial statements of the Borrower in respect of the immediately preceding clause (i) for the fiscal years ended 2015, 2016 and 2017 and the unaudited consolidated financial statements of the Borrower in respect of the immediately preceding clause (ii) for the fiscal quarters ending March 31, 2018, June 30, 2018 and September 30, 2018.

For purposes of determining compliance with the conditions specified in Sections 3.01 and 3.02, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless such document has been posted to the Lenders and the Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date or Closing Date, as applicable, specifying its objection thereto.
Section 3.03. Availability. During the period from and including the Effective Date and to and including the earlier of the termination of the Commitments and the funding of the Loans hereunder on the Closing Date, and notwithstanding (a) that any representation given as a condition to the Effective Date (excluding, for the avoidance of doubt, the Specified Representations and Acquisition Representations solely as of the Closing Date) was incorrect, (b) any failure by the Borrower to comply with Article 5, (c) any provision to the contrary in this Agreement, (d) that any condition to the Effective Date may subsequently be determined not to  have been satisfied or (e) the occurrence of any Event of Default, neither the Administrative Agent nor any Lender shall be entitled to (i) cancel any of its Commitments under this Agreement, (ii) rescind, terminate or cancel this Agreement or any of its Commitments under this Agreement or exercise any right or remedy under this Agreement, to the extent to do so would prevent, limit or delay the making of its Loan hereunder, (iii) refuse to participate in making its Loan or (iv) exercise any right of set-off or counterclaim in respect of its Loan to the extent to do so would prevent, limit or delay the making of such Loan; provided, in each case, that the applicable conditions set forth in Section 3.02 are satisfied, provided, further, that with respect to items (i) through (iv) above, the foregoing shall not apply if an Event of Default under clauses (a), (g) or (h) of Section 6.01 (with respect to the Borrower) has occurred and is continuing. For the avoidance of doubt, (a) the rights and remedies of the Lenders and the Administrative Agent shall not be limited in the event that any such condition to the closing set forth in Section 3.02 is not satisfied on the Closing

Date and (b) from the Closing Date after giving effect to the funding of the Loans on such date, all of the rights, remedies and entitlements of the Administrative Agent and the Lenders shall be available notwithstanding that such rights were not available prior to such time as a result of the foregoing.
ARTICLE 4
Representations and Warranties

The Borrower represents and warrants on the Effective Date and will be deemed to represent and warrant on the Closing Date that:
Section 4.01. Corporate Existence and Power. The Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers and all material governmental licenses, consents, authorizations and approvals required to carry on its business as now conducted.

Section 4.02. Corporate and Governmental Authorization; No Contravention. The execution, delivery and performance by the Borrower of this Agreement and the Notes are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the Borrower’s certificate of incorporation or by-laws or of any judgment, injunction, order or decree or any debt agreement or other debt instrument individually involving a principal amount of $150 million or more, in each case binding upon the Borrower or any Subsidiary of the Borrower or result in the creation or imposition of any Lien on any asset of the Borrower or any Subsidiary of the Borrower.

Section 4.03. Binding Effect. This Agreement constitutes a valid and binding agreement of the Borrower and each Note of the Borrower, if and when executed and delivered in accordance with this Agreement, will constitute a valid and binding obligation of the Borrower, in each case enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and general principles of equity.

Section 4.04. Financial Information. (a) The consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of December 31, 2017 and the related consolidated statements of income, cash flows, capitalization and retained earnings for the Fiscal Year then ended, reported on by PricewaterhouseCoopers LLP and set forth in the Borrower’s 2017 Annual Report, fairly present, in all material respects, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such Fiscal Year in conformity with GAAP.

(b)The unaudited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of September 30, 2018 and the related consolidated statements of income, cash flows, capitalization and retained earnings for the quarter then ended set forth in the Borrower’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2018 fairly present, in all material respects, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such period in conformity with GAAP.

(c)There has, since December 31, 2017, been no material adverse change in the business, financial position or results of operations of the Borrower and its Consolidated Subsidiaries, considered as a whole.

    Section 4.05. Litigation. Except (solely with respect to clause (a) below) as disclosed in the Borrower’s periodic reports filed with the SEC pursuant to the Exchange Act prior to the date hereof, there is no action, suit or proceeding pending against, or to the Borrower’s knowledge threatened against or affecting, the Borrower or any Subsidiary of the Borrower before any court or arbitrator or any governmental body, agency or official (a) in which there is a reasonable possibility of an adverse decision which could materially adversely affect the business, consolidated financial position or consolidated results of operations of the Borrower and its Consolidated Subsidiaries, considered as a whole, or (b) which in any manner draws into question the validity or enforceability of this Agreement or the Notes.

Section 4.06. Compliance with ERISA. Each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan. No member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan, or made any amendment to any Plan, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Internal Revenue Code or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for non-delinquent premiums under Section 4007 of ERISA.

Section 4.07. Environmental Matters. In the ordinary course of its business, the Borrower conducts an ongoing review of the effect of Environmental Laws on the business, operations and properties of the Borrower and its Subsidiaries, in the course of which it identifies and evaluates associated liabilities and costs (including, without limitation, any capital or operating expenditures required for clean-up or closure of properties presently or previously owned, any capital or operating expenditures required to achieve or maintain compliance with Environmental Laws or as a condition of any license, permit or contract, any related constraints on operating activities, including any periodic or permanent shutdown of any facility or reduction in the level of or change in the nature of operations conducted thereat, any costs or liabilities in connection with off-site disposal of wastes or Hazardous Substances and any actual or potential liabilities to third parties, including employees, and any related costs and expenses). On the basis of this review, the Borrower has reasonably concluded that, except as disclosed in the Borrower’s periodic reports filed with the SEC pursuant to the Exchange Act from time to time, such associated liabilities and costs, including the costs of complying with Environmental Laws, are unlikely to have a Material Adverse Effect.

Section 4.08. Taxes. The Borrower and its Subsidiaries have filed all United States Federal income tax returns and all other material tax returns which are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Borrower or any Subsidiary of the Borrower, except to the extent that any such assessment is being contested in good faith by appropriate proceedings. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of material taxes or other governmental charges are, in the Borrower’s opinion, adequate.

Section 4.09. Subsidiaries. Each of the Borrower’s Material Subsidiaries (if any) is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has all powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

Section 4.10. Margin Regulations; Investment Company Status.

(a)The Borrower is not engaged, nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b)The Borrower is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 4.11. Full Disclosure. As of the Effective Date, neither the Borrower’s Form 10-K for the year ended December 31, 2017, as of the date of filing of such Form 10-K, nor any registration statement (other than a registration statement on Form S-8 (or its equivalent)) or report on Form 10-K, 10-Q and 8-K (or their equivalents) which the Borrower shall have subsequently filed with the SEC, as at the time of filing of such registration statement or report, as applicable, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make any statements contained therein, in the light of the circumstances under which they were made, not misleading.

Section 4.12. Sanctions and Anti-Corruption Laws.

(i)The Borrower and its Subsidiaries have implemented and maintain in effect policies that, in order to provide assurance that the Borrower and its Subsidiaries comply with applicable Anti-Corruption Laws and Sanctions, instruct their respective directors and officers with respect to compliance with applicable Anti-Corruption Laws and Sanctions. Neither the Borrower nor any of its Subsidiaries nor, to the knowledge of the Borrower, any of its or their respective directors or officers (x) is the subject or, to the Borrower’s knowledge, target of any Sanctions, (y) is in violation of any Anti-Corruption Laws in any material respect or (z) is located, organized or resident in a country or territory that is, or whose government is, the subject or target of any Sanctions.

(ii)The Borrower will not, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any Subsidiary, or knowingly lend, contribute or otherwise make available such proceeds to any joint venture partner or other Person, (x) to fund or facilitate any activities or business of, with or related to any Person that is or in any country or territory that is, or whose government is, at the time of such funding or facilitation, the subject or target of Sanctions or (y) in any other manner that would result in a violation of Sanctions or Anti-Corruption Laws by any Person

Section 4.13. Use of Proceeds. All proceeds of the Loans will be used by the Borrower only in accordance with the provisions of Sections 5.05 and 5.08.

Section 4.14. Solvency. On the Closing Date and immediately after giving effect to the Transactions to occur on the Closing Date, the Borrower and its Subsidiaries, on a consolidated basis, will be Solvent.

ARTICLE 5
Covenants

The Borrower agrees that, so long as any Lender has any Credit Exposure hereunder or any interest or fees accrued hereunder remain unpaid:
Section 5.01. Information. The Borrower will deliver to each of the Lenders:

(a)as soon as available and in any event within 95 days after the end of each Fiscal Year, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of income, cash flows, capitalization and retained earnings for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on in a manner acceptable to the SEC by PricewaterhouseCoopers LLP or other independent public accountants of nationally recognized standing;

(b)as soon as available and in any event within 50 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such Fiscal Quarter, the related consolidated statements of income and cash flows for such Fiscal Quarter and the related consolidated statements of income and cash flows for the portion of the Fiscal Year ended at the end of such Fiscal Quarter, setting forth in the case of each such statement of income and cash flows in comparative form the figures for the corresponding period in the previous Fiscal Year, all certified (subject to normal year-end adjustments) as to fairness of presentation and consistency with GAAP, in all material respects, by the Borrower’s chief financial officer, chief accounting officer or controller, or treasurer;

(c)within the time frames specified for the delivery of each set of financial statements referred to in clauses 5.01(a) and 5.01(b) above, a certificate of the Borrower’s chief financial officer or chief accounting officer (i) setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the requirements of Section 5.10 and (ii) stating whether any Default with respect to the Borrower exists on the date of such certificate and, if any Default with respect to the Borrower then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

(d)within five Domestic Business Days after any officer of the Borrower obtains knowledge of any Default with respect to the Borrower, if such Default with respect to the Borrower is then continuing, a certificate of the Borrower’s chief financial officer or chief accounting officer setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

(e)promptly after the mailing thereof to the Borrower’s shareholders generally, copies of all financial statements, reports and proxy statements so mailed;

(f)promptly after the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) filed by the Borrower with the SEC;

(g)if and when any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in endangered or critical status, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for non-delinquent premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or makes any amendment to any Plan which has resulted or could result in the imposition of a Lien or the posting of a bond or other security, a certificate of the Borrower’s chief financial officer or chief accounting officer setting forth details as to such occurrence and the action, if any, which the Borrower or applicable member of the ERISA Group of the Borrower is required or proposes to take; and

(h)from time to time such additional information regarding the financial position or business of the Borrower and its Subsidiaries as the Administrative Agent, at the request of any Lender, may reasonably request.

Information required to be delivered pursuant to clauses (a), (b), (e) or (f) above which is filed by the Borrower with the SEC shall be deemed to have been delivered on the date when so filed. The Borrower shall promptly notify the Lenders that such information has been filed with the SEC and shall deliver paper copies of the information referred to in clauses (a), (b), (e) or (f) to the Administrative Agent for any Lender which requests such delivery.
The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Lead Arranger may, but shall not be obligated to, make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Debt Domain, IntraLinks, Syndtrak, ClearPar, or a substantially similar electronic transmission system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Lead Arranger, and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute information required to be kept confidential pursuant to Section 9.09, they shall be treated as set forth in such Section); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Lead Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding there foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC”.
Section 5.02. Payment of Obligations. The Borrower will pay and discharge, and will cause each Subsidiary of the Borrower to pay and discharge, at or before maturity, all their respective material obligations and liabilities (including, without limitation, tax liabilities and claims of materialmen, warehousemen and the like which if unpaid might by law give rise to a Lien), except where the same are contested in good faith by appropriate proceedings and except where the failure to pay and discharge the same could not reasonably be expected to have a Material Adverse Effect with respect to the Borrower.

Section 5.03. Maintenance of Property; Insurance. (a) The Borrower will keep, and will cause each Material Subsidiary of the Borrower to keep, all material property necessary in its business in good working order and condition, ordinary wear and tear excepted.

(b)The Borrower will, and will cause each Material Subsidiary of the Borrower to, maintain (either in the Borrower’s name or in such Subsidiary’s own name) with financially sound and responsible insurance companies, insurance on all their respective properties in at least such amounts (with no greater risk retention) and against at least such risks as are usually maintained, retained or insured against in the same general area by companies of established repute engaged in the same or a similar business. The Borrower will furnish to the Lenders, upon request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried.

Section 5.04. Conduct of Business and Maintenance of Existence. Except as otherwise permitted in accordance with Section 5.07, the Borrower and its Material Subsidiaries will continue to engage in business of the same general type as now conducted by the Borrower and its Material Subsidiaries, and will preserve, renew and keep in full force and effect their respective corporate existences and their respective rights, privileges and franchises necessary or desirable in the normal conduct of business; provided that nothing in this Section shall prohibit:
(a)the merger of a Subsidiary of the Borrower into the Borrower if, after giving effect thereto, no Default shall have occurred and be continuing;

(b)the merger or consolidation of a Subsidiary of the Borrower with or into a Person other than the Borrower if, after giving effect thereto, no Default shall have occurred and be continuing; or

(c)the termination of the corporate existence of a Subsidiary of the Borrower if the Borrower in good faith determines that such termination is in the best interest of the Borrower and is not materially disadvantageous to the Lenders.

Section 5.05. Compliance with Laws. The Borrower will comply, and will cause each Subsidiary of the Borrower to comply, in all material respects with all applicable laws, ordinances, rules, regulations and requirements of governmental authorities (including, without limitation, Environmental Laws, and ERISA and the rules and regulations thereunder), except where the necessity of compliance therewith is contested in good faith by appropriate proceedings or except where the failure to comply could not reasonably be expected to have a Material Adverse Effect with respect to the Borrower. The Borrower will comply, and will cause each Subsidiary of the Borrower to comply, in all material respects, with all applicable Sanctions and Anti-Corruption Laws.

Section 5.06. Inspection of Property, Books and Records. The Borrower will keep, and will cause each Material Subsidiary of the Borrower to keep, proper books of record and account in which full and correct entries shall be made of all dealings and transactions in relation to its business and activities; and will permit, and will cause each Subsidiary of the Borrower to permit, at reasonable times and upon five Domestic Business Days’ notice, representatives of any Lender at such Lender’s expense to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants.

Section 5.07. Consolidations, Mergers and Transfers of Assets. (a) The Borrower will not consolidate or merge with or into any other Person; provided that the Borrower may consolidate or merge with another Person if:

(i)either (A) the Borrower is the corporation surviving such merger or (B) the Borrower gives the Administrative Agent at least fifteen days prior written notice of such consolidation or merger (and the Administrative Agent shall promptly provide a copy of such notice to the Lenders) and the Person (if other than the Borrower) surviving such merger or formed by such consolidation (any such Person, the “Successor”), shall (i) be organized and existing under the laws of the United States, any state thereof or the District of Columbia; (ii) expressly assume, in a writing executed and delivered to the Administrative Agent for delivery to each of the Lenders, in form reasonably satisfactory to the Administrative Agent, the due and punctual payment of the principal of and interest on its Loans and the performance of the other obligations under this Agreement and its Notes on the part of the Borrower to be performed or observed, as fully as if such Successor were originally named as the Borrower in this Agreement; and (iii) at least five days prior to such consolidation or merger, provide (A) all documentation and other information about the Successor as may be reasonably requested in writing by the Administrative Agent or any Lender that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA Patriot Act and (B) opinions of counsel to the Successor covering corporate status of the Successor and its authority to enter into, and enforceability of, the agreement evidencing its assumptions of the obligations hereunder, in form and substance reasonably acceptable to the Administrative Agent; and

(ii)after giving effect to such merger, no Default with respect to the Borrower shall have occurred and be continuing.

(b)The Borrower will not sell, lease or otherwise transfer, directly or indirectly, all or substantially all of its assets, to any other Person.

Section 5.08. Use of Proceeds. The proceeds of the Loans will be used by the Borrower solely to (a) fund, in part, the Acquisition and (b) pay fees and expenses related to the Transactions. None of such proceeds will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any “margin stock” within the meaning of Regulation U.

Section 5.09. Negative Pledge. Neither the Borrower nor any Subsidiary of the Borrower will create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except:

(a)Liens existing on the date of this Agreement securing Debt outstanding on the date of this Agreement in an aggregate principal or face amount not exceeding $150,000,000;

(b)Liens securing the obligations of a Subsidiary under Non-Recourse Debt on the assets of such Subsidiary;

(c)any Lien existing on any asset of any Person at the time such Person becomes a Subsidiary and not created in contemplation of such event;

(d)any Lien on any asset securing obligations incurred or assumed for the purpose of financing all or any part of the cost of acquiring ownership or use of such asset or a related asset, provided that such Lien attaches to such asset concurrently with or within 90 days after such acquisition;

(e)any Lien on any asset of any Person existing at the time such Person is merged or consolidated with or into the Borrower or a Subsidiary and not created in contemplation of such event;

(f)any Lien existing on any asset prior to the acquisition thereof by the Borrower or a Subsidiary and not created in contemplation of such acquisition;

(g)any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Lien permitted by any of the foregoing clauses of this Section, provided that such Debt is not increased and is not secured by any additional assets;

(h)Liens arising in the ordinary course of its business which (i) do not secure Debt or Derivatives Obligations and (ii) do not secure any single obligation (or class of obligations having a common cause) in an amount exceeding $25,000,000;

(i)Liens on cash and cash equivalents securing Derivatives Obligations;

(j)Liens in the ordinary course of business for the purpose of securing or collateralizing energy purchases or sales as may be required from time to time by an independent system operator or similar system-governing body in any jurisdiction; and

(k)Liens not otherwise permitted by the foregoing clauses of this Section securing Debt of the Borrower and its Subsidiaries in an aggregate principal or face amount not at any time exceeding 5% of Consolidated Total Capital of the Borrower.

Section 5.10. Debt to Total Capital. The ratio of Consolidated Debt of the Borrower to Consolidated Total Capital of the Borrower shall not at any time exceed 0.65 to 1.

Section 5.11. Transactions with Affiliates. The Borrower will not, and will not permit any Subsidiary of the Borrower to, directly or indirectly, pay any funds to or for the account of, make any investment (whether by acquisition of stock or indebtedness, by loan, advance, transfer of property, guarantee or other agreement to pay, purchase or service, directly or indirectly, any Debt, or otherwise) in, lease, sell, transfer or otherwise dispose of any assets, tangible or intangible, to, or participate in, or effect, any transaction with, any Affiliate of the Borrower except (i) on an arms-length basis on terms at least as favorable to the Borrower or such Subsidiary of the Borrower as could have been obtained from a third party that was not an Affiliate of the Borrower or (ii) as otherwise permitted by the PSC and FERC; provided that the foregoing provisions of this Section shall not prohibit (x) any such Person from declaring or paying any lawful dividend or other payment ratably in respect of all its capital stock of the relevant class and (y) the Borrower from purchasing its own common stock, so long as in each case, after giving effect thereto, no Default shall have occurred and be continuing.

Section 5.12. Sanctions; Anti-Corruption Laws. The Borrower shall not, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any Subsidiary, or knowingly lend, contribute or otherwise make available such proceeds to any joint venture partner or other Person, (i) to fund or facilitate any activities or business of, with or related to any Person that is or in any country or territory that is, or whose government is, at the time of such funding or facilitation, the subject or target of Sanctions or (ii) in any other manner that would result in a violation of Sanctions or Anti-Corruption Laws by any Person.

ARTICLE 6
Defaults

Section 6.01. Events of Default. If one or more of the following events (“Events of Default”) shall have occurred and be continuing with respect to the Borrower:

(a)the Borrower shall (i) fail to pay when due any principal of any Loan (whether at stated maturity or at optional prepayment); or (ii) default in the payment of any interest on any Loan, any fee or any other amount payable by it hereunder when due and such default shall have continued unremedied for five days;

(b)the Borrower shall fail to observe or perform any covenant contained in Article 5, other than those contained in Sections 5.01 through 5.06;

(c)the Borrower shall fail to observe or perform any covenant or agreement (other than those covered by clause 6.01(a) or 6.01(b) above) contained in this Agreement or any amendment hereof for 7 days after the Administrative Agent gives notice thereof to the Borrower at the request of any Lender;

(d)any representation or warranty made by the Borrower in, or pursuant to, this Agreement shall prove to have been incorrect in any material respect when made (or deemed made);

(e)the Borrower or any Material Subsidiary of the Borrower shall fail to make one or more payments in respect of Material Financial Obligations of the Borrower when due or within any applicable grace period;

(f)any event or condition shall occur which results in the acceleration of the maturity of any Material Debt of the Borrower or enables the holder of such Debt of the Borrower or any Person acting on such holder’s behalf to accelerate the maturity thereof;

(g)the Borrower or any Material Subsidiary of the Borrower shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

(h)an involuntary case or other proceeding shall be commenced against the Borrower or any Material Subsidiary of the Borrower seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Borrower or any Material Subsidiary of the Borrower under the federal bankruptcy laws as now or hereafter in effect;

(i)any member of the ERISA Group shall fail to pay when due an amount or amounts aggregating in excess of $150,000,000 which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Material Plan shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for non-delinquent premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer, any Material Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause one or more members of the ERISA Group to incur a current payment obligation in excess of $150,000,000; or

(j)judgments or orders (other than judgments or orders in respect of Non-recourse Debt) for the payment of money exceeding $150,000,000 in aggregate amount shall be rendered against the Borrower or any Subsidiary of the Borrower and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgments or orders or (ii) such judgments or orders shall continue unsatisfied and unstayed for a period of 30 days;

then, and in every such event, the Administrative Agent shall if requested by the Required Lenders, by notice to the Borrower (i) subject to Section 3.03, declare the Commitments to be terminated (whereupon such Commitments shall be terminated) and (ii) declare the Loans (together with accrued interest thereon and all other amounts due and owing hereunder) to be, and such Loans (together with accrued interest thereon and all other amounts due and owing hereunder) shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided that, if any Event of Default specified in clause 6.01(g) or 6.01(h) occurs, then without any notice to the Borrower or any other act by the Administrative Agent or the Lenders, (i) the Commitments of each Lender shall automatically be terminated and (ii) the Loans (together with accrued interest thereon and all other amounts due and owing hereunder) shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.
Section 6.02. Notice of Default. The Administrative Agent shall give notice to the Borrower under Section 6.01(c) promptly upon being requested to do so by any Lender and shall thereupon notify all the Lenders thereof.

ARTICLE 7
The Agents

Section 7.01. Appointment and Authorization. Each Lender irrevocably appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto.

Section 7.02. Administrative Agent and Affiliates. Citibank, N.A. shall have the same rights and powers under this Agreement as any other Lender and may exercise or refrain from exercising the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Administrative Agent hereunder in its individual capacity. Citibank, N.A. and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or affiliate of the Borrower as if it were not the Administrative Agent and without any duty to account therefor to the Lenders.

Section 7.03. Action by Administrative Agent. The obligations of the Administrative Agent hereunder are only those expressly set forth herein, and its duties shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(a)shall not be required to take any action with respect to any Default, except as expressly provided in Article 6;

(b)shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, except as expressly provided in Article 6;

(c)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or under any Loan hereunder that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or the borrowing hereunder), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to the borrowing hereunder or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(d)shall not, except as expressly set forth herein or under any Loan hereunder, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

Section 7.04. Consultation with Experts. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Section 7.05. Liability of Administrative Agent. None of the Administrative Agent, its affiliates and their respective directors, officers, agents and employees shall be liable for any action taken or not taken by it in connection herewith (i) with the consent or at the request of the Required Lenders (or such different number of Lenders as any provision hereof expressly requires for such consent or request) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Borrower or a Lender. None of the Administrative Agent, its affiliates and their respective directors, officers, agents and employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement or the borrowing hereunder; (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants or agreements of the Borrower; (iv) the satisfaction of any condition specified in Article 3, except receipt of items required to be delivered to the Administrative Agent; or (v) the validity, effectiveness or genuineness of this Agreement or any other instrument or writing furnished in connection herewith. The Administrative Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement or other writing (which may be a facsimile or similar writing) believed by it to be genuine or to be signed by the proper party or parties. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper party or parties, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.

Section 7.06. Indemnification. The Lenders shall, ratably in proportion to their Credit Exposures (determined at the time such indemnity is sought), indemnify the Administrative Agent, its affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Borrower) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees’ gross negligence, bad faith or willful misconduct) that such indemnitees may suffer or incur in connection with this Agreement or any action taken or omitted by such indemnitees hereunder.

Section 7.07. Credit Decision. Each Lender acknowledges that it has, independently and without reliance on any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance on any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement.

Section 7.08. Successor Administrative Agent.

(a)The Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent; provided that any such appointment shall be subject to consent of the Borrower (such consent not to be unreasonably withheld or delayed), so long as no Event of Default has occurred and is continuing with respect to the Borrower. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent gives notice of resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a commercial bank organized or licensed under the laws of the United States or of any State thereof and having a combined capital and surplus of at least $100,000,000; provided that any such appointment shall be subject to consent of the Borrower (such consent not to be unreasonably withheld or delayed), so long as no Event of Default has occurred and is continuing with respect to the Borrower and provided further that in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, either the Required Lenders or the Borrower may, to the extent permitted by applicable law, by notice in writing to the Borrower, if applicable, and such Person, remove such Person as Administrative Agent and, the Required Lenders may appoint a successor; provided that any such appointment shall be subject to consent of the Borrower (such consent not to be unreasonably withheld or delayed), so long as no Event of Default has occurred and is continuing with respect to the Borrower. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)Upon the acceptance of its appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the Administrative Agent that resigned or was removed pursuant to subsections (a) or (b) of this Section 7.09 (the “Retiring Administrative Agent”), and the Retiring Administrative Agent shall be discharged from its duties and obligations hereunder. On and after the Resignation Effective Date or the Removal Effective Date, as applicable:

(i)except for any indemnity payments or other amounts then owed to the Retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above; and

(ii)the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such Retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the Retiring Administrative Agent was acting as Administrative Agent and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder, including in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.

Section 7.09. Administrative Agent’s Fee. The Borrower shall pay to the Administrative Agent for its own account fees in the amounts and at the times previously agreed upon by the Borrower and the Administrative Agent.

Section 7.10. Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder by or through any one or more sub-agents appointed by the Administrative Agent; provided that, unless the sub-agent is an Affiliate of the Administrative Agent, the Administrative Agent shall notify the Borrower in advance of appointing the sub-agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 7.11. Certain ERISA Matters.

(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement,
(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,
(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84- 14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or (iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement or any documents related hereto).

ARTICLE 8
Change in Circumstances

Section 8.01. Basis for Determining Interest Rate Inadequate or Unfair. If on or before the first day of any Interest Period for any Euro-Dollar Loans Lenders having at least 50% in aggregate amount of the Commitments advise the Administrative Agent that the London Interbank Offered Rate, as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Lenders of funding their Euro-Dollar Loans for such Interest Period, the Administrative Agent shall forthwith give notice thereof to the Borrower and the Lenders, whereupon until the Administrative Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, (i) the obligations of the Lenders to make Euro-Dollar Loans or to continue or convert outstanding Loans as or into Euro-Dollar Loans shall be suspended and (ii) each outstanding Euro-Dollar Loan shall be converted into a Base Rate Loan on the last day of the then current Interest Period applicable thereto. Unless the Borrower notifies the Administrative Agent at least two Domestic Business Days before the date of any affected Borrowing for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, if such affected Borrowing is a Euro-Dollar Borrowing, such Borrowing shall instead be made as a Base Rate Borrowing.
Section 8.02. Illegality. If, on or after the date hereof, any Change in Law shall make it unlawful or impossible for any Lender (or its Euro-Dollar Lending Office) to make, maintain or fund its Euro-Dollar Loans and such Lender shall so notify the Administrative Agent, the Administrative Agent shall forthwith give notice thereof to the other Lenders and the Borrower, whereupon until such Lender notifies the Borrower and the Administrative Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make Euro-Dollar Loans, or to convert outstanding Loans into Euro-Dollar Loans or continue outstanding Loans as Euro-Dollar Loans, in each case to the Borrower shall be suspended. Before giving any notice to the Administrative Agent pursuant to this Section, such Lender shall designate a different Euro-Dollar Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Lender, be otherwise disadvantageous to such Lender. If such notice is given, each Euro-Dollar Loan of such Lender then outstanding to the Borrower shall be converted to a Base Rate Loan either (a) on the last day of the then current Interest Period applicable to such Euro-Dollar Loan if such Lender may lawfully continue to maintain and fund such Loan as a Euro-Dollar Loan to such day or (b) immediately if such Lender shall determine that it may not lawfully continue to maintain and fund such Loan as a Euro-Dollar Loan to such day. Interest and principal on any such Base Rate Loan shall be payable on the same dates as, and on a pro rata basis with, the interest and principal payable on the related Euro-Dollar Loans of the other Lenders.

Section 8.03. Increased Cost and Reduced Return. (a) If on or after the date hereof, in the case of any Loan or any obligation to make Loans, any Change in Law

(i)shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any Euro-Dollar Loan any such requirement with respect to which such Lender is entitled to compensation during the relevant Interest Period under Section 2.15), special deposit, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit (including letters of credit and participations therein) extended by, any Lender (or its Applicable Lending Office);

(ii)shall impose on any Lender (or its Applicable Lending Office) or on the London interbank market any other condition, cost or expense (other than taxes) affecting its Euro-Dollar Loans, its Notes or its obligation to make Euro-Dollar Loans; or

(iii)shall subject any Lender or Agent to any taxes (other than (A) Taxes, (B) taxes described in (i), (ii), (iii) or (iv) of the exclusions from Taxes and (C) Other Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing is to increase the cost to such Lender (or its Applicable Lending Office) of making or maintaining any Euro-Dollar Loan (or, in the case of a Change in Law with respect to taxes, any Loan) or to reduce the amount of any sum received or receivable by such Lender (or its Applicable Lending Office) under this Agreement or under its Notes with respect thereto, by an amount deemed by such Lender to be material, then, within 15 days after demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction.
(b)If any Lender shall have determined that, after the date hereof, any Change in Law has or would have the effect of reducing the rate of return on capital or liquidity of such Lender (or its Parent) as a consequence of such Lender’s obligations hereunder to a level below that which such Lender (or its

Parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy or liquidity) by an amount deemed by such Lender to be material, then from time to time, within 15 days after demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender (or its Parent) for such reduction.

(c)Each Lender will promptly notify the Borrower and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this Section and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Lender, be otherwise disadvantageous to it. A certificate of any Lender claiming compensation under this Section and setting forth the additional amount or amounts necessary to compensate such Lender, as the case may be, shall be conclusive in the absence of manifest error.

(d)Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's right to demand such compensation; provided that no Borrower shall be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender's intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 8.04. Taxes. (a) For the purposes of this Agreement, the following terms have the following meanings:

“FATCA” means (a) Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, (b) any agreement entered into pursuant to Section 1471(b)(1) of the Code and (c) any intergovernmental agreement between the United States and any other jurisdiction which facilitates the implementation of any law or regulation referred to in clause (a) above and any fiscal or regulatory legislation, rules or official administrative practices adopted pursuant to any such intergovernmental agreement. For purposes of this Agreement, the term “applicable law” includes FATCA.
“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings with respect to any payment by or on account of the Borrower pursuant to this Agreement or under any Note, and all liabilities with respect thereto, excluding (i) in the case of each Lender and the Administrative Agent, taxes imposed on its net income, and franchise or similar taxes imposed on it, by a jurisdiction under the laws of which it is organized or in which its principal executive office is located or, in the case of a Lender, in which its Applicable Lending Office is located, (ii) in the case of each Lender, any United States withholding taxes imposed on such payment, but not excluding any portion of such tax that exceeds the United States withholding tax which would have been imposed on such a payment to such Lender under the laws and treaties in effect (x) when such Lender first becomes a party to this Agreement or (y) when such Lender changes its Applicable Lending Office, (iii) taxes attributable to such Lender’s or Agent’s failure to comply with Section 8.04(e), (f), (g) or (h) and (iv) any U.S. federal withholding Taxes imposed under FATCA.
“Other Taxes” means any present or future stamp or documentary taxes and any other excise or property taxes, or similar charges or levies, which arise from any payment made pursuant to this Agreement or under any Note or from the execution, delivery, registration or enforcement of, or otherwise with respect to, this Agreement or any Note.
(b)All payments by or on account of the Borrower to or for the account of any Lender or the Administrative Agent hereunder or under any Note shall be made without deduction for any Taxes, except as required by applicable law. If any withholding agent shall be required by law to deduct any Taxes from any such payment, (i) the sum payable by the Borrower shall be increased as necessary so that after all required deductions for Taxes are made (including deductions applicable to additional sums payable under this Section) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such withholding agent shall make such deductions, (iii) such withholding agent shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (iv) if the withholding agent is the Borrower, the Borrower shall promptly furnish to the Administrative Agent, at its address specified in or pursuant to Section 9.01, the original or a certified copy of a receipt evidencing payment thereof.

(c)In addition, the Borrower agrees to pay any Other Taxes.

(d)The Borrower agrees to indemnify each Lender and the Administrative Agent for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted (whether or not correctly) by any jurisdiction on amounts payable under this Section) paid by such Lender or the Administrative Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be paid within 15 days after such Lender or the Administrative Agent (as the case may be) makes demand therefor.

(e)Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under this Agreement or any Note shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 8.04(f), (g) and (h)) below shall not be required if in the Lender's reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f)Without limiting the generality of the foregoing, each Lender that is not a U.S. person, before it signs and delivers this Agreement in the case of each Lender listed on the signature pages hereof and before it becomes a Lender in the case of each other Lender, and from time to time thereafter if requested in writing by the Borrower or the Administrative Agent (but only so long as such Lender remains lawfully able to do so), shall provide each of the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) with whichever of the following is applicable:

(i)in the case of a Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest hereunder or under any Note, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments hereunder or under any Note, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(ii)executed copies of IRS Form W-8ECI;

(iii)in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit C-1 to the effect that such Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(iv)to the extent a Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-2 or Exhibit C-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Lender is a partnership and one or more direct or indirect partners of such Lender are claiming the portfolio interest exemption, such Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-4 on behalf of each such direct and indirect partner.

(g)Any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax.

(h)If a payment made to a Lender hereunder or under any Note would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (h), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(i)If a Lender, that is otherwise exempt from or subject to a reduced rate of withholding tax, becomes subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Lender shall reasonably (at the expense of such Lender) request to assist such Lender to recover such Taxes.

(j)If the Borrower is required to pay additional amounts to or for the account of any Lender pursuant to this Section as a result of a change in law or treaty occurring after such Lender first became a party to this Agreement, then such Lender will, at the Borrower’s request, change the jurisdiction of its Applicable Lending Office if, in the judgment of such Lender, such change will eliminate or reduce any such additional payment which may thereafter accrue and is not otherwise disadvantageous to such Lender.

(k)Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Taxes and without limiting the obligation of the Borrower to do so), (ii) any taxes attributable to such Lender’s failure to comply with the provisions of Section 9.06(d) relating to the maintenance of a Participant Register and (iii) any taxes excluded from the definition of Taxes and attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with this Agreement or any Note, and any reasonable expenses arising therefrom or with respect thereto. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender hereunder or under any Note or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (k).

(l) Unless required by applicable laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of taxes withheld or deducted from funds paid for the account of such Lender, as the case may be.
Section 8.05. Base Rate Loans Substituted for Affected Euro-Dollar Loans. If (i) the obligation of any Lender to make, or to continue or convert outstanding Loans as or to, Euro-Dollar Loans has been suspended pursuant to Section 8.02 or (ii) any Lender has demanded compensation from the Borrower under Section 8.03 or 8.04 with respect to its Euro-Dollar Loans, and in any such case the Borrower shall, by at least five Euro-Dollar Business Days’ prior notice to such Lender through the Administrative Agent, have elected that the provisions of this Section shall apply to such Lender, then, unless and until such Lender notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer exist, all Loans which would otherwise be made by such Lender as (or continued as or converted to) Euro-Dollar Loans shall instead be Base Rate Loans on which interest and principal shall be payable contemporaneously with the related Euro-Dollar Loans of the other Lenders. If such Lender notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer exist, the principal amount of each such Base Rate Loan shall be converted into a Euro-Dollar Loan on the first day of the next succeeding Interest Period applicable to the related Euro-Dollar Loans of the other Lenders.

Section 8.06. Substitution of Lender. If (i) the obligation of any Lender to make Euro-Dollar Loans has been suspended pursuant to Section 8.02 or (ii) any Lender has demanded compensation under Section 8.03 or 8.04, the Borrower shall have the right, with the assistance of the Administrative Agent, to seek a mutually satisfactory substitute bank or banks (which may be one or more of the Lenders) to purchase the Loans and assume the Commitment of such Lender.

ARTICLE 9
Miscellaneous

Section 9.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given to such party: (a) in the case of the Borrower or the Administrative Agent, at its address or facsimile number set forth on the signature pages hereof, (b) in the case of any Lender, at its address or facsimile number set forth in its Administrative Questionnaire or in the case of any party, at such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Borrower. Each such notice, request or other communication shall be effective (i) if given by facsimile when deemed received as provided below, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) except as provided below, if given by any other means, when delivered at the address referred to in this Section; provided that notices to the Administrative Agent under Article 2 or Article 8 shall not be effective until received.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e‑mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article 2 if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to a facsimile number or e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
Section 9.02. No Waivers. No failure or delay by the Administrative Agent or any Lender in exercising any right, power or privilege hereunder or under any Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 9.03. Expenses; Indemnification. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses of the Administrative Agent, including reasonable fees and disbursements of one special counsel for the Administrative Agent, in connection with the preparation and administration of this Agreement, any waiver or consent hereunder or any amendment hereof or any Default or alleged Default hereunder and (ii) if an Event of Default occurs, all out-of-pocket expenses incurred by the Administrative Agent and each Lender, including (without duplication) the fees and disbursements of outside counsel and the allocated cost of inside counsel, in connection with such Event of Default and collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom.

(b)The Borrower agrees to indemnify the Administrative Agent, the Lead Arranger and each Lender, their respective affiliates and the respective directors, officers, agents and employees and other representatives of each of the foregoing (each an “Indemnitee”) and hold each Indemnitee harmless from and against any and all liabilities, losses, claims, damages, costs and expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel, which may be incurred by such Indemnitee in connection with any investigative, administrative or judicial proceeding (whether or not such Indemnitee shall be designated a party thereto) brought or threatened relating to or arising out of this Agreement, any actual or proposed use of proceeds of Loans hereunder or the transactions contemplated hereunder, regardless of whether any Indemnitee is a party thereto, and to reimburse each Indemnitee upon demand for any legal or other expenses incurred in connection with investigating or defending any of the foregoing; provided that no Indemnitee shall have the right to be indemnified hereunder for such Indemnitee’s own gross negligence, bad faith or willful misconduct, in each case as determined by a court of competent jurisdiction in a final and non-appealable judgment and provided further that each Indemnitee shall be obligated to refund or return any and all amounts paid by the Borrower pursuant to this Section 9.03 to such Indemnitee for any liabilities, losses, claims, damages, costs and expenses to the extent such Indemnitee is not entitled to payment thereof in accordance with the terms hereof.

(c)This Section 9.03 shall survive any termination of this Agreement, the termination or assignment of the Commitments and the repayment of all outstanding Loans.

(d)To the fullest extent permitted by applicable law, the Borrower shall not assert, and the Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.

Section 9.04. Set-offs; Sharing. (a) If (i) an Event of Default has occurred and is continuing and (ii) the Required Lenders have requested the Administrative Agent to declare the Loans to be immediately due and payable pursuant to Article 6, or the Loans have become immediately due and payable without notice as provided in Article 6, then the Administrative Agent, each Lender are hereby authorized by the Borrower at any time and from time to time, to the extent permitted by applicable law, without notice to the Borrower (any such notice being expressly waived by the Borrower), to set off and apply all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Administrative Agent or such Lender to or for the account of the Borrower against any obligations of the Borrower to the Administrative Agent or such Lender now or hereafter existing under this Agreement, regardless of whether any such deposit or other obligation is then due and payable or is in the same currency or is booked or otherwise payable at the same office as the obligation against which it is set off and regardless of whether the Administrative Agent or such Lender shall have made any demand for payment under this Agreement. The Administrative Agent and each Lender agree promptly to notify the Borrower after any such set-off and application is made by such party; provided that any failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent and the Lenders under this subsection are in addition to any other rights and remedies which they may have.
(b)Each Lender agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest then due with respect to the Loans held by it which is greater than the proportion received by any other Lender in respect of the aggregate amount of principal and interest then due with respect to the Loans held by such other Lender, the Lender receiving such proportionately greater payment shall purchase such participations in the Loans held by the other Lenders, and such other adjustments shall be made, as may be required so that all such payments of principal and interest with respect to the Loans held by the Lenders shall be shared by the Lenders pro rata; provided that nothing in this Section shall impair the right of any Lender to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of the Borrower other than indebtedness in respect of the Loans. The Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in a Loan, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Borrower in the amount of such participation.

Section 9.05. Amendments and Waivers. Any provision of this Agreement or the Notes may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Required Lenders (and, if the rights or duties of the Administrative Agent are affected thereby, by it); provided that no such amendment or waiver shall:

(a)unless signed by each affected Lender, (i) increase the Commitment of any Lender, (ii) reduce the principal of or rate of interest on any Loan or any interest thereon or any fees hereunder, (iii) postpone the date fixed for any payment of principal of or interest on any Loan or any fees hereunder or for the termination of any Commitment or (iv) alter the pro rata treatment of the Lenders as provided herein in a manner adverse to any Lender;

(b)unless signed by all Lenders, change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans, or the number of Lenders, which shall be required for the Lenders or any of them to take any action under this Section or any other provision of this Agreement; or

(c)unless signed by all Lenders, change any provision of this Section 9.05 or the definition of “Required Lenders”.

Section 9.06. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void).

(b)Any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loans at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Loans at the time owing to it or in the case of an assignment to a Lender or an affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Loans subject to each such assignment (determined as of the date the Assignment and Assumption Agreement, as hereinafter defined, with respect to such assignment is delivered to the Administrative Agent) shall not be less than

$5,000,000, unless each of the Administrative Agent and, so long as no Event of Default with respect to the Borrower has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan assigned and (iii) the parties to each assignment shall execute and deliver to the Administrative Agent an agreement, substantially in the form of Exhibit D hereto (an “Assignment and Assumption Agreement”), together with a processing and recordation fee of $3,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption Agreement, the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 8.03, 8.04 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c)The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain a copy of each Assignment and Assumption Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of (and stated interest on) the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)Any Lender may, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the

Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (i), (ii) or (iii) of Section 9.05(a) that affects such Participant. Subject to paragraph (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12 and 2.15 and Article 8 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.04 as though it were a Lender, provided such Participant agrees to be subject to Section 9.04 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts of (and stated interest on) each Participant's interest in the Loans or other obligations hereunder or under any Note (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any Loans or its other obligations hereunder or under any Note) to any Person except to the extent that such disclosure is necessary to establish that such Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)A Participant shall not be entitled to receive any greater payment under Section 8.03 or 8.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent or except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. A Participant organized under the laws of a jurisdiction outside the United States shall not be entitled to the benefits of Section 8.04 unless such Participant complies with the requirements of Section 8.04 as though it were a Lender (it being understood that the documentation required under Section 8.04(f) shall be delivered to the participating Lender)).

(f)Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such

Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 9.07. [Reserved].

Section 9.08. No Reliance on Margin Stock. Each of the Lenders represents to each Agent and each of the other Lenders that it in good faith is not relying upon any “margin stock” (as defined in Regulation U) as collateral in the extension or maintenance of the credit provided for in this Agreement.

Section 9.09. Confidentiality. (a) The Administrative Agent and each Lender agrees to keep any information delivered or made available by the Borrower pursuant to this Agreement confidential from anyone other than persons employed or retained by such Lender who are engaged in evaluating, approving, structuring or administering the credit facility contemplated hereby; provided that nothing herein shall prevent any Lender from disclosing such information (a) to its and its affiliates’ directors, officers, employees, controlling persons and agents, including accountants, legal counsel and other advisors who need to know such information (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (b) to any other Lender or to the Administrative Agent, (c) to any other Person if reasonably incidental to the administration of the credit facility contemplated hereby, (d) upon the order of any court or administrative agency (in which case such Person agrees to inform the Borrower promptly thereof to the extent practicable and not prohibited by law or such order), (e) upon the request or demand of any regulatory agency or authority or self-regulatory authority, (f) which (i) had been publicly disclosed other than as a result of a disclosure by the Administrative Agent or any Lender prohibited by this Agreement, (ii) becomes available to any of them on a non-confidential basis from a source other than the Borrower or one of its agents (which source, to the knowledge of the Lenders, is not bound by any obligation of confidentiality to the Borrower) or (iii) was known to any of them on a non-confidential basis prior to its disclosure to them (as the case may be) by the Borrower or one of its agents, (g) in connection with any litigation to which the Administrative Agent, any Lender or its subsidiaries or Parent may be a party (in which case such Person agrees to inform the Borrower promptly thereof to the extent practicable and not prohibited by law or such legal process), (h) to the extent necessary in connection with the exercise of any remedy hereunder, (i) subject to provisions substantially similar to those contained in this Section, to any actual or proposed Participant or Eligible Assignee or to any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to the Borrower and its obligations (j) to any rating agency or CUSIP Bureau when required by it or (k) with the Borrower’s consent.

(b)Notwithstanding anything herein to the contrary, any party hereto (and any employee, representative or other agent of thereof) may disclose to any and all Persons, without limitation of any kind, the U.S. federal income tax treatment and the U.S. federal income tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. However, no disclosure of any information relating to such tax treatment or tax structure may be made to the extent nondisclosure is reasonably necessary in order to comply with applicable securities laws.

Section 9.10. Governing Law; Submission to Jurisdiction. This Agreement and each Note shall be governed by and construed in accordance with the laws of the State of New York. The Borrower hereby submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York or, if that court does not have subject matter jurisdiction, of any State court located in the City and County of New York and any appellate court thereof for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. The Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

Section 9.11. Counterparts; Integration. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent or the Issuing Lenders, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

Section 9.12. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.13. USA PATRIOT Act Notice. Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that, pursuant to the requirements of the USA PATRIOT Act, it may be required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the USA PATRIOT Act.

Section 9.14. No Fiduciary Duty. The Borrower agrees that in connection with all aspects of the Loans contemplated by this Agreement and any transactions in connection therewith, (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Lead Arranger and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Lead Arranger and the Lenders, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the Notes; (ii) (A) the Administrative Agent, the Lead Arranger and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent, the Lead Arranger nor any Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the Notes; and (iii) the Administrative Agent, the Lead Arranger and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent, the Lead Arranger nor any Lender has any obligation to disclose any of such interests to the Borrower or any of its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, the Lead Arranger or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 9.15. Survival. Each party's rights and obligations under Articles 7, 8 and 9 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations hereunder or under any Note.

Section 9.16. Electronic Execution of Assignments and Certain Other Documents. The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumption Agreements, amendments or other modifications, any Notice of Borrowing, any Notice of Interest Rate Election, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and

National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

Section 9.17. Acknowledgment And Consent To Bail-In Of EEA Financial Institutions. Notwithstanding anything to the contrary in this Agreement, any Note or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under this Agreement or any Note, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)the effects of any Bail-in Action on any such liability, including, if applicable:

(i)a reduction in full or in part or cancellation of any such liability;

(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any Note; or

(iii)the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CONSOLIDATED EDISON, INC.
By:	/s/ Yukari Saegusa
Name: Yukari Saegusa
Title: Vice President and Treasurer

Notice Information:
Consolidated Edison, Inc.
Address:     4 Irving Place
New York, NY 10003
Attn:         Vice President and Treasurer

Phone:     212-460-3807
Fax:          718-923-7044
Email:     saegusay@coned.com

[Signature Page to Credit Agreement]

CITIBANK, N.A., as Administrative Agent
By:	/s/ Richard Rivera
Name: Richard Rivera
Title: Vice President

Notice Information:
Citibank, N.A.
Address:
1615 Brett Road, Building III
New Castle, DE 19720
Attention: Agency Operations
Fax: (646) 274-5080

Agency Email: glagentofficeops@citi.com,
with a copy to agencyabtfsupport@citi.com

Disclosure Team Email (Financial
Reporting):  oploanswebadmin@cii.com

[Signature Page to Credit Agreement]

CITIBANK, N.A., as Lender
By:	/s/ Richard Rivera
Name: Richard Rivera
Title: Vice President

[Signature Page to Credit Agreement]

MUFG Bank, LTD., as Lender
By:	/s/ Paul Farrell
Name: Paul Farrell
Title: Managing Director

[Signature Page to Credit Agreement]

MIZUHO BANK, LTD., as Lender
By:	/s/ Donna DeMagistris
Name: Donna DeMagistris
Title: Authorized Signatory

[Signature Page to Credit Agreement]

SUMITOMO MITSUI BANKING CORPORATION, as Lender
By:	/s/ James D. Weinstein
Name: James D. Weinstein
Title: Managing Director

[Signature Page to Credit Agreement]

JPMORGAN CHASE BANK, N.A., as Lender
By:	/s/ Amit Gaur
Name: Amit Gaur
Title: Vice President

[Signature Page to Credit Agreement]

BARCLAYS BANK PLC, as Lender
By:	/s/ Sydney G. Dennis
Name: Sydney G. Dennis
Title: Director

[Signature Page to Credit Agreement]

BANK OF AMERICA, N.A., as Lender
By:	/s/ Margaret A. Halleland
Name: Margaret A. Halleland
Title: Vice President

[Signature Page to Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Lender
By:	/s/ Keith Luettel
Name: Keith Luettel
Title: Director

[Signature Page to Credit Agreement]

KeyBank National Association, as Lender
By:	/s/ Richard Gerling
Name: Richard Gerling
Title: Senior Vice President

[Signature Page to Credit Agreement]

Schedule 1
COMMITMENT SCHEDULE

Commitment Party	Commitment	Title
Citibank, N.A.	$371,250,000	Administrative Agent, Sole Lead Arranger and Sole Bookrunner
Barclays Bank PLC	$82,500,000	None
JPMorgan Chase Bank, N.A.	$82,500,000	None
Mizuho Bank, Ltd.	$82,500,000	None
Bank of America, N.A.	$41,250,000	None
KeyBank National Association	$41,250,000	None
MUFG Bank, Ltd.	$41,250,000	None
Sumitomo Mitsui Banking Corporation	$41,250,000	None
Wells Fargo Bank, National Association	$41,250,000	None
Total	$825,000,000

Schedule 2
PRICING SCHEDULE

Debt Ratings (Moody’s or S&P)	Applicable Margin
	Base Rate Loans	Euro-dollar Loans
Rating Level 1: A1 / A+	0 bps	87.5 bps
Rating Level 2: A2 / A	0 bps	100.0 bps
Rating Level 3: A3 / A-	12.5 bps	112.5 bps
Rating Level 4: Baa1 / BBB+	25.0 bps	125 bps
Rating Level 5: Baa2 / BBB	50.0 bps	150.0 bps
Rating Level 6: < Baa2 / BBB	75.0 bps	175.0 bps

EXHIBIT A
NOTE
New York, New York
__________ ____, 20__

For value received, CONSOLIDATED EDISON, INC., a New York corporation (the “Borrower”), promises to pay to the order of ______________________ or its registered assigns (the “Lender”), for the account of its Applicable Lending Office, the unpaid principal amount of the Loan made by the Lender to the Borrower pursuant to the Credit Agreement referred to below on the maturity date provided for in the Credit Agreement. The Borrower promises to pay interest on the unpaid principal amount of such Loan on the dates and at the rate or rates provided for in the Credit Agreement. All such payments of principal and interest shall be made in lawful money of the United States in Federal or other immediately available funds at the office of Citibank, N.A., 1615 Brett Road, Building III New Castle, DE 19720.

The Loan made by the Lender, the type thereof and all repayments of the principal thereof shall be recorded by the Lender and, if the Lender so elects in connection with any transfer or enforcement hereof, appropriate notations to evidence the foregoing information may be endorsed by the Lender on the schedule attached hereto, or on a continuation of such schedule attached to and made a part hereof; provided that the failure of the Lender to make (or any error in making) any such recordation or endorsement shall not affect the Borrower’s obligations hereunder or under the Credit Agreement.
This note is one of the Notes referred to in the Credit Agreement dated as of November 29, 2018 among Consolidated Edison, Inc., the Lenders party thereto and Citibank, N.A., as Administrative Agent (as the same may be amended from time to time, the “Credit Agreement”). Terms defined in the Credit Agreement are used herein with the same meanings. Reference is made to the Credit Agreement for provisions for the prepayment hereof and the acceleration of the maturity hereof.

CONSOLIDATED EDISON, INC.
By:
Name:
Title:

A-1

LOAN AND PAYMENTS OF PRINCIPAL

Date	Amount of Loan	Type of Loan	Amount of Principal Repaid	Notation Made By

A-2

EXHIBIT B
EFFECTIVE DATE OPINION OF GENERAL COUNSEL OR LEGAL VICE PRESIDENT OF CONSOLIDATED EDISON COMPANY OF NEW YORK, INC.
[Attached]

Exhibit B

EXHIBIT B
OPINION OF COUNSEL FOR
CONSOLIDATED EDISON, INC.
November 29, 2018
To the Lenders and the Administrative Agent
  Referred to Below
c/o Citibank, N.A., as Administrative Agent

I am the Senior Vice President and General Counsel of Consolidated Edison, Inc., a New York corporation, (the “Company”) and as such am familiar with the legal affairs of the Company. I and other members of the Law Department of Consolidated Edison Company of New York, Inc., the Company’s principal subsidiary, have represented the Company in connection with the Credit Agreement dated as of November 29, 2018 (the “Credit Agreement”) among the Company, the Lenders party thereto and Citbank, N.A., as Administrative Agent. Capitalized terms used herein without definition are used as defined in the Credit Agreement. This opinion is being rendered to you at the request of our clients pursuant to Section 3.01(a)(ii) of the Credit Agreement.
In connection with this opinion letter, I have examined an execution copy of the Credit Agreement and originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records and certificates of public officials and have discussed the foregoing documents and such other matters with such personnel of the Law Department and such officials of the Company, as I considered necessary or appropriate to enable me to express the opinions stated in this letter. In such examination, I have assumed the genuineness of all documents submitted to me as originals, and the conformity to the originals of all documents submitted to me as copies.
Based on the foregoing and subject to the other qualifications, assumptions and limitations stated herein, it is my opinion that:
1.         The Company is a corporation duly incorporated, validly existing and in good standing under the laws of New York and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

2.         The execution, delivery and performance by the Company of the Credit Agreement and the Notes are within the Company’s corporate powers, have been duly authorized by all necessary corporate action and require no action by or in respect of, or filing with, any governmental body, agency or official, and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the Company’s certificate of incorporation or by-laws or, to my knowledge, of any agreement, judgment, injunction, order, decree or other instrument binding upon the Company or any Material Subsidiary or result in the creation or imposition of any Lien on any asset of the Company or any Material Subsidiary.
3.         The Credit Agreement constitutes a valid and binding agreement of the Company and each Note issued thereunder today constitutes a valid and binding obligation of the Company, in each case enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and general principles of equity.
4.         Except as otherwise disclosed in the Company’s periodic reports under the Exchange Act, to the best of my knowledge, there is no action, suit or proceeding pending or

B-1

threatened against or affecting the Company or any Material Subsidiary before any court or arbitrator or any governmental body, agency or official, in which there is a reasonable possibility of an adverse decision which could materially adversely affect the business, consolidated financial position or consolidated results of operations of the Company and its Consolidated Subsidiaries, considered as a whole, or which in any manner draws into question the validity of the Credit Agreement or the Notes.
5.         Each of the Company’s Material Subsidiaries is a corporation validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.
This letter is provided as a legal opinion only, and not as a guaranty or warranty of the matters discussed herein. The opinion expressed in this letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated.
The opinions expressed in this letter are based on laws and regulations as in effect on the date hereof and facts as I understand them as of the date hereof. I am not assuming any obligation, and do not undertake to revise, update or supplement this opinion letter after the date hereof notwithstanding any change in applicable law or regulation or interpretation thereof, any amendment, supplement modification or rescission of any document examined or relied on in connection herewith, or any change in the facts, after the date hereof.

I am a member of the Bar of the State of New York and I do not express any opinion herein concerning any law other than the law of the State of New York and the federal laws of the United States of America.
The opinions expressed in this letter are rendered in connection with the transactions contemplated by the Credit Agreement solely for your benefit and are not to be relied upon, quoted, circulated, used or otherwise referred to for any other purpose, nor may it be relied upon by any other person, without my prior written consent; provided, that this letter may be disclosed (i) to governmental regulatory agencies having jurisdiction over any person permitted to rely on this letter, (ii) to attorneys as needed in connection with any legal action arising out of the transactions contemplated by the Credit Agreement to which a person permitted to rely on this letter is a party, (iii) as required by any order of any court or governmental authority and (iv) any affiliate, agent or advisor of a Lender; provided, however, that no such person in clauses (i) through (iv) shall be entitled to rely on this letter.
Very truly yours,

B-2

EXHIBIT C-1
[FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of November 29, 2018 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Consolidated Edison, Inc., each lender from time to time party thereto and Citibank, N.A., as Administrative Agent.
Pursuant to the provisions of Section 8.04 (Taxes) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.
The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: ________ __, 20[ ]

EXHIBIT C-2
[FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of November 29, 2018 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Consolidated Edison, Inc., each lender from time to time party thereto and Citibank, N.A., as Administrative Agent.
Pursuant to the provisions of Section 8.04 (Taxes) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.
The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:
Date: ________ __, 20[ ]

EXHIBIT C-3
[FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of November 29, 2018 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Consolidated Edison, Inc., each lender from time to time party thereto and Citibank, N.A., as Administrative Agent.
Pursuant to the provisions of Section 8.04 (Taxes) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.
The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner's/member's beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:
Date: ________ __, 20[ ]

EXHIBIT C-4
[FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of November 29, 2018 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Consolidated Edison, Inc., each lender from time to time party thereto and Citibank, N.A., as Administrative Agent.
Pursuant to the provisions of Section 8.04 (Taxes) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other loan document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.
The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner's/member's beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:
Date: ________ __, 20[ ]

EXHIBIT D
ASSIGNMENT AND ASSUMPTION AGREEMENT
AGREEMENT dated as of _________, 20__ among [NAME OF ASSIGNOR] (the “Assignor”) and [NAME OF ASSIGNEE] (the “Assignee”).
WHEREAS, this Assignment and Assumption Agreement (the “Agreement”) relates to the Credit Agreement dated as of November 29, 2018 among CONSOLIDATED EDISON, INC., A NEW YORK CORPORATION (“COMPANY” or “BORROWER”), the Assignor and the other Lenders party thereto and CITIBANK, N.A., as Administrative Agent (the “Administrative Agent”) (as amended from time to time, the “Credit Agreement”);
WHEREAS, A Loan made to the Borrower by the Assignor under the Credit Agreement in the principal amount of $__________ is outstanding at the date hereof; and
WHEREAS, the Assignor proposes to assign to the Assignee all of the rights of the Assignor under the Credit Agreement in respect of a portion of its outstanding Loan thereunder in an amount equal to $__________ (the “Assigned Amount”) and the Assignee proposes to accept such assignment and assume the corresponding obligations of the Assignor under the Credit Agreement;
NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:
Section 1. Definitions. All capitalized terms not otherwise defined herein have the respective meanings set forth in the Credit Agreement.
Section 2. Assignment. The Assignor hereby assigns and sells to the Assignee all of the rights of the Assignor under the Credit Agreement to the extent of the Assigned Amount, and the Assignee hereby accepts such assignment from the Assignor and assumes all of the obligations of the Assignor under the Credit Agreement to the extent of the Assigned Amount. Upon the execution and delivery hereof by the Assignor and the Assignee and the execution of the consent attached hereto by [the Borrower and] the Administrative Agent and the payment of the amounts specified in Section 3 required to be paid on the date hereof (i) the Assignee shall, as of the date hereof, succeed to the rights and be obligated to perform the obligations of a Lender under the Credit Agreement with a Loan in an amount equal to the Assigned Amount and (ii) the Loan of the Assignor shall, as of the date hereof, be reduced by the Assigned Amount, and the Assignor shall be released from its obligations under the Credit Agreement to the extent such obligations have been assumed by the Assignee. The assignment provided for herein shall be without recourse to the Assignor.
Section 3. Payments. As consideration for the assignment and sale contemplated in Section 2 hereof, the Assignee shall pay to the Assignor on the date hereof in Federal funds the amount heretofore agreed between them.1 Each of the Assignor and the Assignee agrees that if it receives any amount under the Credit Agreement which is for the account of the other party hereto, it shall receive the same for the
______________
    1Amount should combine principal together with accrued interest and breakage compensation, if any, to be paid by the Assignee. It may be preferable in an appropriate case to specify these amounts generically or by formula rather than as a fixed sum.

Exhibit D

account of such other party to the extent of such other party’s interest therein and promptly pay the same to such other party.
Section 4. Consent of the Borrower and the Administrative Agent. This Agreement is conditioned upon the consent of [the Borrower and] the Administrative Agent pursuant to Section 9.06(b) of the Credit Agreement.
Section 5. No Reliance on Assignor. The Assignor makes no representation or warranty in connection with, and shall have no responsibility with respect to, the solvency, financial condition or statements of the Borrower, or the validity and enforceability of the Borrower’s obligations under the Credit Agreement or any Note. The Assignee acknowledges that it has, independently and without reliance on the Assignor, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and will continue to be responsible for making its own independent appraisal of the business, affairs and financial condition of the Borrower.
Section 6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.
Section 7. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

Exhibit D

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

[NAME OF ASSIGNOR]

By:
Name:
Title:

[NAME OF ASSIGNEE]

By:
Name:
Title:

The undersigned consent to the foregoing assignment.

[CONSOLIDATED EDISON, INC.]

By:
Name:
Title:

CITIBANK, N.A., as Administrative Agent

By:
Name:
Title:

[Signature Page to Assignment and Assumption]

EXHIBIT E
Form of Solvency Certificate

SOLVENCY CERTIFICATE
OF
CONSOLIDATED EDISON, INC.
AND ITS SUBSIDIARIES

Pursuant to Section 3.02(b)(ii) of the Credit Agreement, the undersigned hereby certifies, solely in such undersigned’s capacity as [chief financial officer] [chief accounting officer] [specify other officer with equivalent duties] of Consolidated Edison, Inc. (the “Company”), and not individually, as follows:

As of the date hereof, after giving effect to the consummation of the Transactions, including the making of the Loans under the Credit Agreement, and after giving effect to the application of the proceeds of such indebtedness:

a.	The fair value of the assets of the Company and its subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise;

b.
The present fair saleable value of the property of the Company and its subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;

c.	The Company and its subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured; and

d.	The Company and its subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.

For purposes of this Certificate, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

[Signature Page Follows]

Exhibit E

IN WITNESS WHEREOF, the undersigned has executed this Certificate in such undersigned’s capacity as [chief financial officer] [chief accounting officer] [specify other officer with equivalent duties] of the Company, on behalf of the Company, and not individually, as of the date first stated above.

CONSOLIDATED EDISON, INC.

By:__________________________
Name:
Title:

Exhibit E